UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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American Assets Trust, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 5, 2024
Dear Fellow Stockholder:

On behalf of the Board of Directors of American Assets Trust, Inc., a Maryland corporation, I cordially invite you to attend our Annual Meeting of Stockholders on Monday, June 3, 2024, at Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, California 92121 at 8:00 a.m. (PDT).

The notice of meeting and Proxy Statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important. We are pleased to offer multiple options for voting your shares. You may authorize a proxy to vote by telephone, via the Internet, by mail or in person as described beginning on page 3 of the Proxy Statement.

Thank you for your continued support of American Assets Trust, Inc.

    Sincerely yours,

    Ernest S. Rady
Chairman of the Board of Directors and Chief Executive Officer

American Assets Trust, Inc.
3420 Carmel Mountain Road, Suite 100
San Diego, California 92121
(858) 350-2600

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2024 Annual Meeting of Stockholders of American Assets Trust, Inc., a Maryland corporation. The meeting will be held at 8:00 a.m. (PDT), on Monday, June 3, 2024, at Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, California 92121.

At the 2024 Annual Meeting of Stockholders, our stockholders will consider and vote on the following matters:
(1)The election of five directors, each to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies;
(2)The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
(3)An advisory vote on our executive compensation, as described in the accompanying Proxy Statement;
(4)An advisory vote on the frequency of future advisory votes on executive compensation; and
(5)Any other business properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Proxy Statement more fully describes these proposals.

You must own shares of American Assets Trust, Inc. common stock at the close of business on March 28, 2024, the record date for the 2024 Annual Meeting of Stockholders, to attend and vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting. If you plan to attend, please bring a picture I.D. and, if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the close of business on March 28, 2024.

We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our annual meeting. We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 5, 2024, and provide access to our proxy materials over the Internet, beginning on April 5, 2024, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet.

YOUR PROXY IS IMPORTANT TO US. Whether or not you plan to attend the Annual Meeting, please authorize your proxy as soon as possible to ensure that your shares will be represented at the Annual Meeting.

    By Order of the Board of Directors,

    Adam Wyll
President and Chief Operating Officer
San Diego, California
April 5, 2024

This Proxy Statement and accompanying proxy card are available beginning April 5, 2024 in connection with the solicitation of proxies by the Board of Directors of American Assets Trust, Inc., for use at the 2024 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2023 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder.
Important Notice Regarding Availability of Proxy Materials For the Stockholder Meeting to be Held on June 3, 2024. The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2023 Annual Report are available at https://materials.proxyvote.com/024013.

i

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these materials? Our Board is making these materials available to you over the Internet or by delivering paper copies to you by mail in connection with American Assets Trust, Inc.'s Annual Meeting of Stockholders. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide under Securities and Exchange Commission, or SEC, rules and is designed to assist you in voting your shares.

Where and when is the Annual Meeting? The Annual Meeting will be held at 8:00 a.m. (PDT) on Monday, June 3, 2024 at Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, California 92121.

What is the purpose of the Annual Meeting of Stockholders? At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, an advisory resolution to approve our executive compensation for the fiscal year ended December 31, 2023 and an advisory determination of the frequency of future advisory votes on executive compensation. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, if any, as time permits.

Who can attend the Annual Meeting? All of our stockholders as of the close of business on March 28, 2024, the record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Authorizing a proxy in response to this solicitation will not affect a stockholder's right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 28, 2024, to gain admittance to the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

a.the election of five directors;
b.the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
c.an advisory vote on our executive compensation;
d.an advisory vote on the frequency of future advisory votes on executive compensation; and
e.any other business properly introduced at the Annual Meeting.

What are the Board's recommendations? The Board recommends a vote:

•for the election of each nominee named in this Proxy Statement (see Proposal No. 1);
•for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (see Proposal No. 2);
•for the approval of our executive compensation (see Proposal No. 3); and
•for "ONE year" as the frequency of holding future advisory votes on executive compensation (see Proposal No. 4).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Who may vote? You may vote if you owned shares of our common stock at the close of business on March 28, 2024, which is the record date for the Annual Meeting. You are entitled to cast one vote in the election of directors for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each share of common stock you owned as of the record date. As of March 28, 2024, we had 60,894,491 shares of common stock outstanding.

Who counts the votes? An individual authorized by our bylaws will tabulate the votes and will act as the inspector of the election.

Is my vote confidential? Yes, your proxy card, ballot, and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election (which is not applicable in 2024). If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What is a quorum for the Annual Meeting? The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present.

If a quorum is not present at the Annual Meeting, the chairperson of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of March 28, 2024 without notice other than announcement at the meeting. We may also postpone the Annual Meeting to a date that is not later than 120 days after the original record date or cancel the Annual Meeting by making a public announcement of the postponement or cancellation before the time scheduled for the Annual Meeting.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of all the votes cast in the election of directors. Votes “For”, “Against” and “Abstain” will affect the outcome.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2) and adopt the advisory vote on executive compensation (Proposal No. 3), the affirmative vote of a majority of the votes cast on the proposal is required. Only votes “For” and “Against” will affect the outcome.

The advisory proposal to determine the frequency of holding future votes on executive compensation (Proposal No. 4) allows our stockholders to select from the following alternatives (as required under SEC rules): one year, two years, three years or abstain. The affirmative vote of a majority of the votes cast is required to approve one of the selections under this advisory proposal. If none of the frequency alternatives receives a majority of the votes cast, the alternative that receives the highest number of votes will be deemed the frequency selected by stockholders. Abstentions or broker non-votes on this proposal will not affect the outcome on the advisory vote on the proposal.

If you are a stockholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board's recommendation on that matter.

If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange, or NYSE, your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a particular matter because the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal; however, stockholders delivering a properly-executed broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law:
•With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the election of directors.
•With respect to Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm), your broker, bank or other nominee is entitled to vote your shares on this matter if no instructions are received from you.
•With respect to Proposal No. 3 (Advisory Vote on Executive Compensation), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the result of the vote on Proposal No. 3.

•With respect to Proposal No. 4 (Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the result of the vote on Proposal No. 4.

Because an abstention is not a vote cast, if you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting. However, you will still be counted as present for purposes of determining whether a quorum is present.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held in your name, there are three ways for you to authorize a proxy:

•If you received a paper copy of the proxy materials by mail, sign and mail the proxy card in the enclosed return envelope;
•Call 1-800-690-6903; or
•Log on to the Internet at https://materials.proxyvote.com/024013 and follow the instructions at that site. The website address for authorizing a proxy by Internet is also provided on your Notice of Internet Availability.

Telephone and Internet proxy authorizations will close at 11:59 p.m. (EDT) on June 2, 2024. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares of common stock: FOR all of the nominees for director named in this Proxy Statement; FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm; FOR the advisory resolution to approve our executive compensation; and for future advisory votes on executive compensation every “ONE YEAR”.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

•Filing written notice of revocation before or at our Annual Meeting with our Secretary, at the address shown on the front of this Proxy Statement;
•Signing a proxy bearing a later date; or
•Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly-executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting? Other than the four proposals described in this Proxy Statement, we are not aware of any business that may properly be brought before the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this Proxy Statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Who pays for this proxy solicitation? We will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials? Our Corporate Governance Guidelines and Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are published on the Governance page of the Investors section on our website at www.americanassetstrust.com. (We are not including the other information contained on, or available through, our website as a part of, or incorporating such information by reference into, this Proxy Statement).

INFORMATION ABOUT THE BOARD

PROPOSAL NO. 1
NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will elect five directors to serve until our next annual meeting of stockholders and until their respective successors are elected and qualify.

The Board seeks independent directors who represent a diverse mix of backgrounds and experiences that will enhance the quality of the Board's deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and race/ethnicity. The Board does not discriminate on the basis of race/ethnicity, color, national origin, sex, gender identity or expression, religion, disability, sexual orientation, pregnancy, medical condition or other characteristic protected by law.

Our director nominees, which include two females, one of whom is from an underrepresented community, were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee, or Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, professional competence, high performance standards, familiarity with our business and industry, diversity of thought and an ability to work collegially.

We are committed to diversity and recognize the benefits of having a diverse Board. We view increasing diversity at the Board level as essential to promoting the inclusion of different ideas and perspectives, maintaining our competitive advantage and supporting the attainment of our strategic objectives.

We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of American Assets Trust, Inc. and each of the nominees has consented, if elected as a director, to serve until his or her term expires.

Your proxy holder will cast your votes for each of the Board's nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends that the stockholders vote “FOR” the five nominees listed below.

Name	Age	Position
Ernest S. Rady	86	Chairman of the Board of Directors and Chief Executive Officer
Thomas S. Olinger †	57	Director, Chairperson of our Audit Committee and Member of our Compensation Committee
Joy L. Schaefer †	64	Director, Chairperson of our Governance Committee, Member of our Audit Committee and Member of our Compensation Committee
Dr. Robert S. Sullivan †	80	Director, Chairperson of our Compensation Committee and Member of our Governance Committee
Nina A. Tran †	55	Director, Member of our Audit Committee and Member of our Governance Committee
† Independent within the meaning of the NYSE listing standards. This determination was made after considering all relevant facts and circumstances, reviewing director questionnaires and considering transactions and relationships, if any, between us, our affiliates, our executive officers and their affiliates, and each of the directors, members of each of the director's immediate families and the directors' affiliates.
.

Ernest S. Rady. Mr. Rady has served as Chairman of our Board since the completion of our initial public offering in January 2011 and as our Chief Executive Officer since September 2015. Mr. Rady previously served as our President from September 2015 until July 2021. Mr. Rady has over 56 years of experience in real estate management and development, having founded American Assets, Inc., or AAI, in 1967 and is currently serving as its president and chairman of its Board of directors. In 1971, Mr. Rady also founded Insurance Company of the West and Westcorp, a financial services holding company. From 1973 until 2006, Mr. Rady served as chairman and chief executive officer of Westcorp. Mr. Rady served as chairman of Western Financial Bank from 1982 until 2006 and chief executive officer of Western Financial from 1994 until 1996 and from 1998 until 2006. Mr. Rady also served as a director of WFS Financial Inc., an automobile finance company, from 1988 until 2006 and as chairman from 1995 until 2006. From 2006 until 2007, Mr. Rady served as chairman of dealer finance business and California banking business for Wachovia Corporation, and also served as a director from 2006 until 2008. Mr. Rady currently serves as chairman of the Board of directors of Insurance Company of the West, and chairman of the Dean's Advisory Council of the Rady School of Management at the University of California, San Diego. Mr. Rady received his degrees in commerce and law, and an Honorary Degree of Doctor of Laws, from the University of Manitoba. Our Board determined that Mr. Rady should serve as a director based on his wealth of experience in the commercial real estate and financial services industries.

Thomas S. Olinger. Mr. Olinger has served as a member of our Board since the completion of our initial public offering in January 2011. From May 2012 until April 2022, Mr. Olinger served as chief financial officer of Prologis, Inc., a global operator and developer of logistics real estate. From June 2011 to May 2012, Mr. Olinger served as chief integration officer of Prologis, Inc. From 2007 to June 2011, Mr. Olinger served as chief financial officer of AMB Property Corporation, a global operator and developer of logistics real estate, which was merged with and into Prologis, Inc. in June 2011. From 2002 until 2007, Mr. Olinger served as vice president and corporate controller of Oracle Corporation, a computer hardware and software company. Mr. Olinger began his professional career in 1988 with Arthur Andersen LLP as an auditor and Mr. Olinger became a partner in 1999, during which time Mr. Olinger served various REITs. Since January 2023, Mr. Olinger has served on the Board of directors of Equinix, Inc., a publicly traded global data center and colocation provider for enterprise network and cloud computing. Mr. Olinger received his Bachelor of Science degree in finance from Indiana University. Our Board determined that Mr. Olinger should serve as a director based on his wealth of experience in the real estate industry, as well as his financial background. Mr. Olinger is the Chairperson of our Audit Committee and is a member of our Compensation Committee.

Joy L. Schaefer. Ms. Schaefer has served as a member of our Board since our 2019 Annual Meeting. Since 2005, Ms. Schaefer has served as president of Golden Eagle Advisors, LLC, a consulting firm focused on organizational development and growth through strategic, operational and financial improvements. From 2005 until August 2018, Ms. Schaefer served as an operating partner of Snow Phipps Group, LLC, a private equity firm, where she was a business and operations advisor to real estate specialty finance companies. From 2002 until 2005, Ms. Schaefer served as president of JL Schaefer Consulting, a strategic, financial and operational consulting practice, advising privately held and family-owned businesses. In 2002, Ms. Schaefer served as president and chief operating officer of Ameriquest Mortgage, a privately held mortgage banking company. From 1990 until 2002, Ms. Schaefer served in various senior management positions within the Westcorp family of companies, including as president and chief operating officer of Westcorp, Inc., a publicly traded financial services holding company; vice chairman, chief executive officer, president and chief operating officer of WFS Financial, Inc., a publicly traded national automobile finance company; and chief operating officer, senior executive vice president, chief financial officer and treasurer of Western Financial Bank, Inc. Earlier in her career, Ms. Schaefer was an audit manager for Ernst & Young. Since January 2020, Ms. Schaefer has served on the Board of directors of Velocity Financial, Inc., a publicly traded company that originates and manages investor real estate loans. Ms. Schaefer received her Bachelor of Science degree from the Illinois Wesleyan University, where she majored in accounting. Ms. Schaefer was licensed as a Certified Public Accountant in California, Illinois and Oklahoma. Our Board determined that Ms. Schaefer should serve as a director based on her extensive financial background and experience as an executive officer of multiple publicly traded financial services companies. Ms. Schaefer is the Chairperson of our Governance Committee and is a member of our Audit Committee and Compensation Committee.

Dr. Robert S. Sullivan. Dr. Sullivan has served as a member of our Board since the completion of our initial public offering in January 2011. From 2003 until his retirement in 2020, Dr. Sullivan was the founding dean of the Rady School of Management at University of California, San Diego. From 1997 until 2002, Dr. Sullivan was dean of Kenan-Flagler Business School at the University of North Carolina, Chapel Hill. From 1976 until 1997, Dr. Sullivan served in a variety of senior positions at the University of Texas and Carnegie Mellon University. From 2004 until 2017, Dr. Sullivan served on the Board of directors of Cubic Corporation. From 1991 until 2006, Dr. Sullivan served as a director of Stewart and Stevenson Services, Inc. Dr. Sullivan received his Doctor of Philosophy degree from Pennsylvania State University. Dr. Sullivan received his Master of Business Administration degree from Cornell University and his Bachelor of Arts degree in mathematics from Boston College. Our Board determined that Dr. Sullivan should serve as a director based on his leadership expertise and extensive experience as a director of public and private companies. Dr. Sullivan is the Chairperson of our Compensation Committee and is a member of our Governance Committee.

Nina A. Tran. Ms. Tran has served as a member of our Board since our 2021 Annual Meeting. From March 2021 until December 2022, Ms. Tran served as the chief financial officer for Pacaso, a real estate technology company focused on second home co-ownership. From 2016 to 2021, Ms. Tran was the chief financial officer at Veritas Investments, Inc., an owner and manager of mixed-use real estate properties. From 2013 to 2016, Ms. Tran served as the chief financial officer of Starwood Waypoint Residential Trust, a leading publicly-traded REIT that owns and operates single-family rental homes. Prior to joining Starwood Waypoint, Ms. Tran spent 18 years at Prologis, Inc. (formerly AMB Property Corp.), the largest publicly-traded global industrial REIT. Ms. Tran served as senior vice president and chief accounting officer, and most recently as chief global process officer, where she helped lead the merger integration between AMB and Prologis. Prior to joining Prologis, Ms. Tran was a senior associate with PricewaterhouseCoopers. Since 2016, Ms. Tran has served on the Board of directors of Apartment Income REIT, or AIR (formerly AIMCO) and is currently the chairwoman of AIR's audit committee. Ms. Tran serves on the advisory Board of the Asian Pacific Fund. Ms. Tran also serves on the Board of directors for Catalyst Income Fund. Ms. Tran brings particular expertise to the Board in the areas of accounting, financial controls and business processes. Ms. Tran is a member of our Audit Committee and our Governance Committee.

Board Qualifications

We are committed to maintaining a Board that that possesses a range of experience, skills and backgrounds that make it well-suited to address the various challenges the Board may face. We have deep experience on our Board covering all components of our business model. Along with the fundamental characteristics necessary for all directors, such as wisdom, good judgment, integrity and high ethical standards, below are skills and qualifications of our Board identified in our Board evaluation process as important to support our current business strategy. These characteristics, coupled with diversity of thought and background, are critical to strong oversight and long-term results. The absence of a “•” for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

Race/ethnicity and gender demographics of the Board are also included below.

	Ernest Rady	Thomas S. Olinger	Joy L. Schaefer	Dr. Robert S. Sullivan	Nina A. Tran
Knowledge, Skills and Experience
Executive Leadership Experience [1]	●	●	●	●	●
Public Company Board Experience [2]	●	●	●	●	●
Real Estate Experience [3]	●	●	●	●	●
Financial Expertise [4]	●	●	●	●	●
Business Operations [5]	●	●	●	●	●
Strategic Planning [6]	●	●	●	●	●
Risk Management [7]	●	●	●	●	●
Capital Markets/Investments Expertise [8]	●	●	●	●	●
ESG Experience [9]	●	●	●	●	●
Investor Relations [10]	●	●	●		●
REIT Tax [11]		●			●
Advanced Degree/Professional Accreditation [12]	●	●	●	●	●
Cybersecurity and Technology Experience [13]		●			●
Human Capital Management [14]	●	●	●	●	●
Academia/Education [15]				●
Legal Expertise/Education [16]	●
Demographics
Race/Ethnicity
Asian/Asian American/West Asian/Middle Eastern					●
White/Caucasian	●	●	●	●
Gender
Male	●	●		●
Female			●		●

(1)    experience in leadership role as CEO, President or other key executive position of another company and/or institution;
(2)    experience as Board member of another public company;
(3)    experience in real estate industry, including experience with acquisitions, sales, financings and operation of commercial real estate;
(4)    financial or accounting experience and an understanding of financial reporting, internal controls and compliance requirements for public companies;
(5)    experience in day-to-day operation of a corporate enterprise or institution;
(6)    experience in developing, implementing and assessing a company's operating plan and business strategy to attain a company's goals;
(7)    experience in identifying, managing and mitigating enterprise risks, including strategic, regulatory, operational and financial risks;
(8)    relevant investment, deal structuring and capital markets expertise;
(9)    experience in management and oversight of environmental, social responsibility and corporate governance issues;
(10)    direct engagement with investment community;
(11)    in-depth understanding of tax laws impacting REITs;
(12)    earned a postgraduate degree (e.g., doctorate, master's degree, etc.) or other professional accreditation (e.g., Certified Public Accountant);
(13)    experience with technology and cybersecurity issues;
(14)    experience in attracting, leading, managing developing, and retaining an organization’s employees;
(15)    experience as an educator or administrator (e.g., dean) in a relevant field or school;
(16)    legal education or experience practicing law as an attorney

Additionally, please note that the average tenure of our Board members is 10 years, the average age of the members of our Board is 68 years old, 40% of our Board members are female, all of our Board members (except our CEO) are independent and two members of our Board joined us in the last 6 years.

DIRECTOR COMPENSATION

Name (1)	Fee Earned in Cash ($)(2)	Stock Awards ($)(3)	Total Compensation ($)
Thomas S. Olinger	67,000	50,007	117,007
Dr. Robert S. Sullivan	58,000	50,007	108,007
Joy L. Schaefer	63,000	50,007	113,007
Nina A. Tran	52,000	50,007	102,007
______________________

(1) Mr. Rady, our Chairman of the Board and Chief Executive Officer, is not included in this table as he is our employee and does not receive compensation for his services as a director. All compensation paid to Mr. Rady for the services he provides to us is reflected in the Summary Compensation Table.
(2) Reflects retainer and meeting fees earned in 2023. Amounts do not include reimbursable costs (i.e., airfare, hotel, car rental, etc.) incurred by directors in connection with their services as directors.
(3)    Amounts reflect the full grant-date fair value of restricted stock awards granted in 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the director. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K. As of December 31, 2023, each non-employee director held 2,587 shares of restricted stock that had not vested.

Narrative Disclosure to Director Compensation Table
Non-Employee Director Compensation Program
The compensation program for our non-employee directors is intended to fairly compensate our directors for the time and effort necessary to serve on our Board. Non-employee members of our Board receive a combination of cash and equity-based compensation. We reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full Board and committee meetings.
Cash Compensation. Pursuant to this program, each non-employee director will receive an annual base retainer for his or her services of $40,000, payable in cash in quarterly installments in conjunction with quarterly meetings of the Board. In addition, each non-employee director who serves as the Chairperson of the Audit, Compensation or Governance Committees will receive an additional annual cash retainer of $15,000, $10,000 or $10,000, respectively. Directors also receive additional cash consideration equal to $1,500 for each Board meeting that they attend in person or by telephone, and $1,000 for each committee meeting that they attend in person or by telephone. Non-employee directors are permitted to elect to receive these cash amounts in the form of fully vested shares of our common stock.
Equity Compensation. Each of our non-employee directors is eligible to receive automatic grants of restricted stock under our Amended and Restated 2011 Equity Incentive Award Plan, or Amended Equity Plan. On the date of each annual meeting of stockholders, each non-employee director who continues to serve on our Board following such annual meeting will be granted an award of restricted stock with a value equal to $50,000, based on the closing price of our common stock on the date of such grant. These awards of restricted stock will vest, subject to the director's continued service, upon the earlier of (i) the one-year anniversary of the date of grant or (ii) the date of the next annual meeting of our stockholders, if such non-employee director continues his or her service on the Board until the next annual meeting of our stockholders, but not thereafter (i.e., if such non-employee director is not re-elected or otherwise determines not to stand for re-election). All awards of restricted stock granted to each non-employee director will vest in full upon a change in control (as defined in the Amended Equity Plan).
Stock Ownership Guidelines for Non-Employee Directors. We maintain stock ownership guidelines for our non-employee directors pursuant to which such non-employee directors are required to maintain a level of ownership of equity in the Company equal to five times their annual base retainer, subject to certain limited exceptions. Any newly appointed or elected non-employee director will be required to meet this requirement within five years of being appointed. All of our non-employee directors are currently in compliance with our stock ownership guidelines.

BOARD STRUCTURE, LEADERSHIP, RISK MANAGEMENT AND SUCCESSION PLANNING

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•our Board is not staggered, with each of our directors subject to re-election annually;
•of the five persons who currently serve on our Board, and of the five persons that have been nominated to serve on our Board, our Board has determined that four, or 80%, of such directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;
•at least three of our current and nominated directors qualify as an “audit committee financial expert” as defined by the SEC;
•we have opted out of the control share acquisition statute in the Maryland General Corporation Law, or MGCL, and the business combination provisions of the MGCL;
•we do not have a stockholder rights plan, or “poison pill”;
•we prohibit executives and directors from hedging our securities;
•we maintain stock ownership guidelines pursuant to which our named executive officers are required to hold a number of shares of our common stock having a market value equal to or greater than a multiple of each executive’s base salary, subject to certain limited exceptions; currently all of our named executive officers are in compliance with our stock ownership guidelines;
•we have an annual “say-on-pay” vote;
•we have implemented a compensation recovery policy as required by Rule 10D-1 of the Exchange Act, and the listing standards of the NYSE;
•we are committed to Board diversity;
•we have active Board oversight of strategy, risk management, and environmental, social and governance (“ESG”) initiatives;
•we have active shareholder engagement;
•we have audit committee oversight of our information and cybersecurity risks, including our risk assessment, detection, protection and mitigation systems; and
•we have annual Board, Board committee and Board member assessment process.

Additionally, we have not given our stockholders the right to amend our Bylaws because our Board continues to believe that it is not prudent at this time to give stockholders a one-way ratchet to make binding amendments to our Bylaws. In our Board's view, it would essentially be irreversible and there has been no data supporting a correlation or link between stockholders' ability to amend bylaws and economic performance of a company. We will continue to consider this matter and engage with our stockholders, as appropriate. However, to date, none of our stockholders have initiated substantive dialogue on this matter with us.

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Our Board is currently chaired by Mr. Rady, our Chairman and Chief Executive Officer. Our Board believes that Mr. Rady's service as our Chairman is in the best interests of our Company and our stockholders because Mr. Rady possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face, and because he is the person best positioned to develop agendas that ensure that our Board's time and attention is focused on the most critical matters. Our Board believes that Mr. Rady's role as Chairman enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees and tenants.

Succession Planning. Our Board has implemented an emergency succession plan in case of the sudden or unanticipated resignation, termination, death or temporary or permanent disability of Mr. Rady, or otherwise in case Mr. Rady is unable to perform his duties as Chairman and Chief Executive Officer. This plan is reviewed at least annually by our Board with input from the Governance Committee and currently includes Dr. Sullivan as emergency interim Chairman and Robert F. Barton and Adam Wyll as emergency interim executive committee members. Biographical information with respect to Messrs. Barton and Wyll can be found on page 27 below.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management, independent directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management, independent directors will meet in executive session if circumstances warrant. One non-management, independent director will preside as chair over each executive session of the Board that is held without management present; and such non-management, independent director will preside at all meetings of the Board at which our Chairman is not present.

The position of independent chair of the executive sessions of the Board is rotated quarterly among each of the non-management, independent directors in last-name alphabetical order. The current presiding non-management, independent director and additional information on the Board's executive sessions as described in our Corporate Governance Guidelines can be found at the Governance page of the Investors section on our website at www.americanassetstrust.com. (Our website address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on our website is not and should not be considered, part of this Proxy Statement and is not incorporated by reference herein.)

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “Communications with the Board.”

BOARD MEETINGS AND ATTENDANCE

The Board held four regularly scheduled meetings in 2023 to, among other things, review significant developments, analyze and evaluate acquisition, development and financing opportunities, discuss the ongoing impact of the economy, interest rates, inflation and geopolitics on our operations, engage in strategic planning and act on matters requiring Board approval. Each incumbent director attended 100% of the Board meetings and the meetings of committees on which he or she served in 2023.

BOARD COMMITTEES

Our Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors. Additionally, our Board may from time to time establish other committees to facilitate the management of our Company.
Below is the makeup of our Board committees:

Name	Audit Committee	Compensation Committee	Governance Committee
Ernest Rady*
Thomas S. Olinger	Chairperson	☑
Joy L. Schaefer	☑	☑	Chairperson
Dr. Robert S. Sullivan		Chairperson	☑
Nina A. Tran	☑		☑
______________________
* : Chief Executive Officer and Chairman of our Board
☑: Committee Member

Audit Committee

Our Audit Committee consists of three of our independent directors. We have determined that the Chairperson of our Audit Committee and each other member of our Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our Board has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:
•our accounting and financial reporting processes;
•the integrity of our consolidated financial statements and financial reporting process;
•our systems of disclosure controls and procedures and internal control over financial reporting;
•monitoring and oversight of our information and cybersecurity risks, including reviewing and approving our information and cybersecurity policies, procedures and resources, and reviewing our information and cybersecurity risk assessment, detection, protection and mitigation systems;
•our compliance with financial, legal and regulatory requirements;
•the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;
•the performance of our internal audit function; and
•our overall risk profile.
The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also approves the Audit Committee report required by SEC regulations to be included in our annual Proxy Statement. Mr. Olinger is the Chairperson of the Audit Committee as well as an “audit committee financial expert”, and Ms. Schaefer and Ms. Tran are members of the Audit Committee and are both “audit committee financial experts”.
During 2023, the Audit Committee met a total of five times.

Compensation Committee
Our Compensation Committee consists of three of our independent directors. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:
•reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating our Chief Executive Officer's performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;
•reviewing and approving the compensation of our named executive officers;
•reviewing our executive compensation policies and plans;
•implementing and administering our incentive compensation equity-based remuneration plans;
•assisting management in complying with our proxy statement and annual report disclosure requirements;
•administering our compensation recovery policy;
•producing a report on executive compensation to be included in our annual proxy statement; and
•reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, provided that such responsibilities do not pertain to matters involving executive compensation. Dr. Sullivan is Chairperson of the Compensation Committee and Mr. Olinger and Ms. Schaefer are members of the Compensation Committee. During 2023, the Compensation Committee met one time.
Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Governance Committee, consists of three of our independent directors. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Governance Committee, including:
•identifying and recommending to the full Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•developing and recommending to the Board corporate governance guidelines and principles and implementing and monitoring such guidelines and principles;
•reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition and committee composition and structure;
•recommending to the Board nominees for each committee of the Board;
•facilitating the annual assessment of the Board's performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and
•overseeing the Board's evaluation of the performance of management.
Ms. Schaefer is the current Chairperson of the Governance Committee and Dr. Sullivan and Ms. Tran are members of the Governance Committee. During 2023, our Governance Committee met one time.

AUDIT COMMITTEE REPORT

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee of the Board of Directors (the “Audit Committee”) oversees the financial reporting process of American Assets Trust, Inc., a Maryland corporation (the “Company”), on behalf of the Board of Directors (the “Board” ) of the Company, consistent with the Audit Committee's written charter, management has the primary responsibility for preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. The Company's independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and the Company's independent registered public accounting firm, Ernst & Young LLP, the Company's December 31, 2023 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with the Company's management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Thomas S. Olinger, Chairperson
Joy L. Schaefer
Nina A. Tran

CORPORATE GOVERNANCE

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our Board understands that no single approach to Board leadership is universally accepted and that the appropriate leadership structure may differ depending on the size, industry, operations, history and culture of a company.

Our Board currently believes that our existing leadership structure, under which (i) our Chief Executive Officer serves as Chairman of the Board and (ii) the presiding non-management, independent director assumes specific responsibilities on behalf of the independent directors, is effective, provides the appropriate balance of authority between those who oversee the Company and those who manage it on a day-to-day basis, and achieves the optimal governance model for us and for our stockholders. Mr. Rady’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the Chairman’s responsibility to focus the time and attention of our Board on the most critical matters.

Our Governance Committee regularly reviews our corporate governance posture in light of evolving trends in governance and stockholder rights, and makes recommendations to our Board.

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our executive officers or non-independent directors.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•compliance with applicable governmental laws, rules and regulations;
•prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•accountability for adherence to the Code of Business Conduct and Ethics.

Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available at the Governance page of the Investors section on our website at www.americanassetstrust.com. In addition, these documents are also available in print to any stockholder who requests a copy from Investor Relations at American Assets Trust, Inc., Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121, or by email at info@americanassets.com. In accordance with the Corporate Governance Guidelines, the Governance Committee oversees an annual assessment by the Board of the Board's performance. The Governance Committee is responsible for establishing the evaluation criteria and implementing the process for such evaluation, as well as considering other corporate governance principles that may, from time to time, merit consideration by the Board. (Our website address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on our website or other referenced materials is not, and should not be considered, part of this Proxy Statement and is not incorporated by reference herein.)

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Governance Committee and the Compensation Committee, each of which addresses risks specific to its respective areas of oversight.

In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors and oversees our information and cybersecurity risks, including reviewing and approving any information and cybersecurity policies, procedures and resources, and reviewing our information and cybersecurity risk assessment, detection, protection and mitigation systems; and the Audit Committee monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

Our Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Additionally, our Board, through our ESG Committee (as described on page 20 below) oversees (i) the physical and transition risks of our properties associated with climate change relating to environmental and climate action and resilience trends and issues, (ii) our progress in achieving our sustainability goals and initiatives and (iii) regulatory compliance matters that may impact our sustainability objectives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Since January 2023, there has been no insider participation or compensation committee interlocks of the Compensation Committee. At all times since January 2023, the Compensation Committee has been comprised solely of independent, non-employee directors.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the entire Board or any of its members at American Assets Trust, Inc.,
c/o Adam Wyll, President and Chief Operating Officer, Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121. Stockholders and other interested parties also may e-mail the Chairman, the entire Board or any of its members c/o awyll@americanassets.com, or otherwise e-mail all of our independent directors c/o independentdirectors@americanassets.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

Our General Counsel will perform a legal review to ensure that communications forwarded to the Chairman, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairman, our Board or any of its members. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairman, our Board or any of its members and will not be retained. Such material may be forwarded to local or federal law enforcement authorities.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairman and any other independent director on request. The independent directors grant our General Counsel discretion to decide what correspondence will be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel (or a designee thereof) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES
AND CONSIDERATION OF BOARD DIVERSITY

Nomination Process for Director Candidates

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is available at the Governance page of the Investors section of our website at www.americanassetstrust.com. (Our website address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on our website is not, and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate's experiences, skills and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

The Governance Committee has not set minimum qualifications for Board nominees. Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry and an ability to work collegially. We also consider how other factors, including gender, underrepresented community affiliation, various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse, may contribute to the efficacy of the Board and its oversight. Where appropriate and legally permitted, we will conduct a criminal and background check on the candidate. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “audit committee financial expert” under Section 407 of the Sarbanes-Oxley Act of 2002, as defined by the rules of the SEC.

All potential candidates are interviewed by the Chairman of the Board and Chairperson of our Governance Committee, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, our General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. Recommendations received from stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the Governance Committee. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board and how the candidate satisfies the Board's criteria. The stockholder must also provide such other information about the candidate as is set forth in our Bylaws and as would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of stockholdings in American Assets Trust, Inc. All communications are to be directed to the Chairperson of the Governance Committee, c/o American Assets Trust, Inc., Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121, Attention: General Counsel. For any annual meeting, recommendations received after 120 days prior to the anniversary of the date of the proxy statement for the prior year's annual meeting will likely not be considered timely for consideration by the Governance Committee for that annual meeting.

Board Diversity

We are committed to diversity and recognize the benefits of having a diverse Board. We view increasing diversity at the Board level as essential to promoting the inclusion of different ideas and perspectives, maintaining our competitive advantage and supporting the attainment of our strategic objectives. We believe that a truly diverse Board will include and make good use of differences in the skills, regional and industry experience, background, race, ethnicity, gender, cultural and other diverse distinctions between directors. These differences are considered in determining the optimum composition of our Board. All Board appointments are based on merit, in the context of the skills, experience, independence and knowledge which the Board as a whole requires to be effective. The Governance Committee regularly reviews and assesses Board composition on behalf of the Board and recommends the appointment of new directors.

Several years ago, the Governance Committee resolved to strengthen its commitment to diversity by seeking to identify qualified female candidates for appointment. Since then, two independent female directors have been added to our Board. Additionally, we are striving to achieve further inclusion of underrepresented communities on the Board. We currently have one director who identifies as a member of an traditionally underrepresented community. We will continue to consider whether our Board reflects an appropriate mix of backgrounds and experiences by annually reviewing and assessing the size, composition and operation of the Board, and annually considering the recommendation of candidates for appointment or nomination to the Board based upon an assessment of the independence, skills, qualifications and experience of potential candidates. The Board will routinely assess whether the Board is composed of appropriately qualified members with a broad range of expertise relevant to our business.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Mr. Olinger, Ms. Schaefer and Ms. Tran qualify as “audit committee financial experts,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Mr. Olinger, Ms. Schaefer and Ms. Tran were each determined by our Board to be “financially literate” in accordance with SEC rules, including based on their prior experience. Our Board determined that Mr. Olinger, Ms. Schaefer and Ms. Tran acquired the required attributes for designation as “audit committee financial experts” based on the relevant experience discussed below, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determinations.

From May 2012 until April 2022, Mr. Olinger served as the chief financial officer of Prologis, Inc., a global leader in logistics real estate with an equity market capitalization of over $120 billion as of January 1, 2024. Mr. Olinger was previously a corporate controller for Oracle Corporation and an audit partner at Arthur Andersen LLP; he holds a Bachelor of Science degree in finance; and he has extensive experience with real estate investment trusts, accounting and capital markets, as described in his biography above.

Ms. Schaefer has served in multiple senior executive roles in the financial services industry, including as an operating partner of a private equity firm where she was a business and operations advisor to real estate specialty finance companies; as president and chief operating officer of Ameriquest Mortgage; and in various executive management positions, as president, vice chairman, chief executive officer and/or chief operating officer of both a publicly traded financial services holding company and publicly traded national automobile finance company, as well as chief financial officer and treasurer of Western Financial Bank, Inc. Ms. Schaefer was previously an audit manager for Ernst & Young LLP, and was a licensed Certified Public Accountant in California, Illinois and Oklahoma, as described in her biography above.

From March 2021 until December 2022, Ms. Tran served as the chief financial officer for Pacaso, a real estate technology company focused on second home co-ownership. Ms. Tran was previously the chief financial officer of Veritas Investments, Inc., an owner and manager of mixed-use real estate properties, the chief financial officer of Starwood Waypoint Residential Trust, a leading publicly-traded REIT and was a senior associate with PricewaterhouseCoopers, as described in her biography above.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee's policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Ernst & Young LLP's fees for the fiscal years ended December 31, 2023 and 2022 were as follows:

	Fiscal Year Ended December 31
	2023	2022
Audit Fees	$1,043,000	$960,000
Audit-Related Fees	—	30,000
Tax Fees	179,550	199,950
Total Fees	$1,222,550	$1,189,950
A description of the types of services provided in each category is as follows:

Audit Fees — Includes audit of our annual financial statements; review of our quarterly reports on Form 10-Q; issuance of consents, issuance of comfort letters as part of underwriters' due diligence and review of draft responses to SEC comment letters.

Audit-Related Fees — Includes access to accounting research database and financial due diligence in connection with acquisitions.

Tax Fees — Includes tax preparation services and various domestic tax planning and advice.

All of the services performed by Ernst & Young LLP for us during 2023 and 2022 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy. The Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board encourages all directors to attend our annual meetings of stockholders. Mr. Rady, Ms. Schaefer and Dr. Sullivan attended our 2023 Annual Meeting of Stockholders.

ENVIRONMENTAL SUSTAINABILITY, SOCIAL RESPONSIBILITY,
GOVERNANCE AND HUMAN CAPITAL

For our full annual 2022 Sustainability Report, please refer to our website: https://www.americanassetstrust.com/sustainability, which, for the avoidance of doubt, is not hereby incorporated by reference.

We continue to work on our environmental sustainability, social responsibility and corporate governance, or ESG, initiatives, with the assistance of our Environmental Sustainability, Social Responsibility and Governance Committee (the “ESG Committee”), as outlined in our Corporate Sustainability Policy and briefly described below. Our ultimate ESG vision is to reduce the impact of climate change, for the communities in which our properties reside to thrive, and for our team members to have a diverse and inclusive work culture, physical and mental well-being, and ample opportunity to develop professionally within our organization. This entails a range of ESG considerations and efforts, certain of which are not viewed as financially material, and as such are not prioritized above material matters in our decision-making. We understand that ESG efforts are important to certain stakeholders. As such, we undertake a broader range of efforts, as well as disclose on a broader range of matters, than are necessarily material to our operational and financial performance.

The ESG Committee is composed of team members from across our organization, including members of our executive management team, and is responsible for creating a road-map to reach our annual ESG objectives; identifying and reviewing ESG-related risks, financial impacts, opportunities, solutions, and short- and long-term impacts of our ESG projects with respect to our ESG initiatives; initiating and overseeing ESG projects; and reporting to the Board and our executive management team the progress of our ESG projects with respect to our ESG vision. Climate and other ESG-related risks are also considered in our enterprise risk management framework and are overseen generally by our Board. For more information on the Board’s oversight of such risks, please refer to the section of this Proxy Statement titled “Role of the Board in Risk Oversight.”

As discussed above, this Proxy Statement contains forward-looking statements as well as information that is not necessarily “material” under the federal securities laws for SEC reporting purposes, but that is informed by various ESG standards and frameworks (including standards for the measurement of underlying data), and the interests of various stakeholders. Much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change, as well as the risks identified in the Risk Factors of our Form 10-K and quarterly reports on Form 10-Q. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control.

Our Board has general oversight of our ESG initiatives, projects, progress, and risk management, receiving updates from management and the ESG Committee on ESG matters quarterly.

Meaningful Impact

We continue to focus our resources in a manner that will make a meaningful impact. To better align our efforts with the priorities of our stakeholders, in 2022 we conducted our first “stakeholder assessment” by surveying over 5,000 individuals from a variety of stakeholder groups on a broad range of ESG topics. Among the respondents’ top priorities are ethical and responsible business conduct and policies, maintaining and protecting data security, utilizing renewable energy and pay equity.

Environmental Sustainability

We are dedicated to protecting and preserving Earth’s natural resources, and we seek tenants and vendors who are aligned with us in this regard. We understand the global effects of climate change and support efforts to slow its pace. Throughout our portfolio, we have implemented, where feasible, the latest advances in green technology and emission-reduction methods aimed to reduce pollution and consumption, in alignment with best practices and industry accepted guidelines and regulation.

Social Responsibility and Governance

When our team members and the people in our communities thrive, so do we. Through partnerships with nonprofit organizations, charitable and financial contributions, in-kind donations, and volunteer efforts, we strive to make a positive impact on the people and businesses within our communities.

Human Capital

We believe our greatest resource is our team members. We are an equal opportunity employer who strives to provide equal opportunity and fair treatment to individuals on the basis of merit, including not making employment (such as hiring, compensation, promotion, and firing) decisions on the basis of any legally protected characteristic. This expectation is reflected in our Code of Business Conduct and Ethics Policy, and we also take steps to promote the elimination of bias regardless of context as well. We are dedicated to fostering a culture of diversity, inclusion and wellness, and professional development, and recognize this culture allows our team members, and our organization as a whole, to flourish. We maintain an open-door policy and encourage our team members to share their opinions in open dialogues with our human resources department and senior management. We provide all team members a wide range of professional development experiences and opportunities, both formal and informal. The Company continues to make efforts to provide a positive work environment for all team members.

We see the value of a diverse work force to our organization and our team members. The following provides a snapshot of our workforce diversity as of December 31, 2023

# EMPLOYMENT STATUS

124
103
1
121
99
1
3
4
32
29
0
# of Employees
228
Full-Time
221
Part-Time
7
Supervisors
61
Male
Female
Non-Binary

ETHNICITY
Male
Female
Non-Binary
60
50
40
30
20
10
0
7
18
10
9
42
28
3
2
60
41
1
2
5
Asian
Black or African American
Hispanic or Latino
Native Hawaiian or Pacific Islander
White
Two or More Races

REGIONAL DIVERSITY
80
70
60
50
40
30
20
10
0
89
79
3
4
23
13
6
4
1
3
3
San Diego CA
Northern CA
Portland OR
Bellevue WA
San Antonio TX
Male
Female
Non-Binary

AGE DIVERSITY
60
50
40
30
20
10
0
62
52
46
50
38
12
13
1
Under 30
30-50
Over 50
Male
Female
Non-Binary
Average Age

Corporate Governance

It is critical that our organization be governed in a manner that is in the best interests of our stockholders, and accordingly we have put in place a robust set of corporate policies and procedures pursuant to which we operate. As a publicly traded company, we are subject to, and adhere to, various governance guidelines, policies, laws, rules and regulations including those established by the SEC to protect investors. We are fully transparent in our communications and maintain an open dialogue with our stakeholders to ensure that they understand our operations and that our respective interests are aligned. Further, as a policy, we are transparent with respect to our operations and financial results. In 2023, no calls were made to the Whistleblower Hotline. These measures provide assurance to our stakeholders that our business practices are ethical and in compliance with laws.
American Assets Trust, Inc. is a dedicated steward of our community and our environment. Together with our stakeholders, we have developed and incorporated into our business practices innovative programs to promote environmental sustainability, social responsibility, and corporate governance practices across our portfolio. We are proud of our accomplishments to date but acknowledge that more needs to be done to slow the effects of climate change and further our ethical responsibilities to our community. We look forward to implementing new initiatives and projects to further our environmental sustainability, social responsibility, and corporate governance vision.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2024. Pursuant to this appointment, Ernst & Young LLP will serve as our independent registered public accounting firm and report on our consolidated financial statements for the fiscal year ending December 31, 2024.

We expect that representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders' opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP's selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of another independent registered accounting firm. The Audit Committee may terminate Ernst & Young LLP's engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

Recommendation of the Board of Directors:

Our Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, American Assets Trust, Inc.'s stockholders are entitled to vote at the annual meeting to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory recommendation only, and it is not binding on American Assets Trust, Inc. or our Board.

A majority of the votes cast at the 2018 Annual Meeting of Stockholders were voted in favor of holding the advisory vote on executive compensation on an annual basis and, in accordance with this stockholder preference, our Board has determined that advisory votes on executive compensation will continue to be held on an annual basis, although our Board may decide to modify this practice, particularly upon receipt and review of the results of Proposal No. 4.

Although the approval is non-binding, our Compensation Committee and Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We encourage stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Compensation Committee and the Board believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that American Assets Trust, Inc.'s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in American Assets Trust, Inc.'s Proxy Statement for the 2024 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and the other related tables and disclosures.”

Recommendation of the Board of Directors:

Our Board of Directors recommends that stockholders vote “FOR” the advisory approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A(a)(1) of the Exchange Act, our stockholders may indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which our stockholders have an opportunity to provide an advisory approval of the compensation of our named executive officers. Stockholders may vote for a frequency of one, two or three years, or abstain.

We recommend that our stockholders select a frequency of one year, or an annual vote. We believe that this frequency is appropriate because it will continue to enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our Proxy Statement, leading to a more meaningful and coherent communication between the Company and our stockholders on the compensation of our named executive officers. An annual advisory vote on executive compensation is consistent with our policy of seeking regular input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Based on the factors discussed, the Board recommends that future votes on executive compensation occur every year until the next advisory frequency proposal. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: every year, every two years or every three years, or to abstain from voting.

Recommendation of the Board of Directors:

Our Board of Directors recommends that stockholders vote for future advisory votes on executive compensation for a frequency of "ONE YEAR."

EXECUTIVE OFFICERS

American Assets Trust, Inc.'s current executive officers are as follows:

Name	Age	Position
Ernest S. Rady	86	Chairman of the Board of Directors and Chief Executive Officer
Robert F. Barton	66	Executive Vice President and Chief Financial Officer
Adam Wyll	49	President and Chief Operating Officer
Jerry Gammieri	59	Senior Vice President of Construction and Development

The following section sets forth certain background information regarding those persons currently serving as executive officers of American Assets Trust, Inc., excluding Ernest S. Rady, who is described on page 6 under “Proposal No. 1 — Nominees for Election to the Board”:

Robert F. Barton. Mr. Barton has served as our Executive Vice President and Chief Financial Officer since the completion of our initial public offering in January 2011. Mr. Barton has managerial responsibility for our accounting, taxation, risk management, capital markets, financial reporting and investor relations departments. Mr. Barton brings to his role more than 40 years of experience in commercial real estate, accounting, tax, mergers and acquisitions and structured finance. From 1998 until our initial public offering, Mr. Barton served as executive vice president and chief financial officer of AAI. Additionally, from 2002 until our initial public offering, Mr. Barton served as chief financial officer and chief compliance officer of American Assets Investment Management, LLC, an investment advisor affiliated with American Assets, Inc. that is registered with the SEC. From 1996 until 1998, Mr. Barton served as executive director of real estate and finance for Fluor Daniel, a Fortune 500 engineering and construction company. From 1986 until 1996, Mr. Barton served as senior vice president and chief financial officer of RCI Asset Management Group, or RCI , a privately held real estate developer, whose capital partners included Melvin Simon & Associates, the predecessor entity to Simon Property Group. Prior to joining RCI, Mr. Barton was a senior audit manager at Kenneth Leventhal & Company, where he served private and publicly traded companies, including commercial and residential real estate developers. Mr. Barton began his professional career in 1980 as an auditor with Arthur Young & Co. where his primary focus was in the real estate, banking and health care industries. Mr. Barton is a member of the International Council of Shopping Centers and Urban Land Institute. Mr. Barton is also a member of the Audit and Corporate Responsibility Committee for Rady Children’s Hospital and Health Center. Mr. Barton received his Bachelor of Science degree in business administration with a major in accounting from California State University, Pomona and an Executive Certification in Mergers & Acquisitions from Northwestern University. Mr. Barton is licensed as a Certified Public Accountant in California.

Adam Wyll. Mr. Wyll has served as our President and Chief Operating Officer since July 2021. Mr. Wyll previously served as our Executive Vice President and Chief Operating Officer from November 2019 to July 2021 and as our Senior Vice President and General Counsel from the completion of our initial public offering in January 2011 until November 2019. Mr. Wyll oversees our day-to-day operational and corporate matters, transactions (including financings, acquisitions and dispositions), as well as our legal, information technology and human resources departments and our ESG initiatives. Mr. Wyll brings to his role more than 20 years of experience in commercial real estate, acquisitions and dispositions, structured finance, leasing and corporate and securities matters. Prior to our initial public offering and for various periods, Mr. Wyll served as vice president of private equity and as vice president of legal and business affairs at our predecessor (AAI) and as vice president, director of client services at American Assets Investment Management, LLC, an SEC registered investment advisor. In such roles, Mr. Wyll’s responsibilities included structuring and managing complex real estate and private equity transactions. Mr. Wyll also worked as an attorney with a national law firm based in Dallas, Texas, where he specialized in representing institutional lenders in finance and real estate transactions, restructurings and other corporate matters. Mr. Wyll is a graduate from the University of Texas at Austin, School of Law; and he received his Bachelor of Business Administration/Finance degree with highest honors from the University of Texas at Austin, School of Business.

Jerry Gammieri. Mr. Gammieri has served as our Senior Vice President of Construction and Development since December 2021. Mr. Gammieri previously served as our Vice President of Construction and Development from the completion of our initial public offering in January 2011 until December 2021. Mr. Gammieri has managerial responsibility for our new developments, construction projects, tenant improvements and entitlements. From 2000 until our initial public offering, Mr. Gammieri served as vice president of construction for AAI, where he was responsible for all aspects of construction activities for AAI and its affiliates. From 1989 until 2000, Mr. Gammieri served as vice president of operations for Peterbilt Construction Company, where he was responsible for all aspects of operations. Mr. Gammieri earned his Associate of Arts and Science degree in construction from the State University of New York at Canton.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of American Assets Trust, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Compensation Committee's review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

This report of the Compensation Committee is not soliciting material, is not deemed filed with the Securities and Exchange Commission, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Compensation Committee.
Dr. Robert S. Sullivan, Chairperson
Joy L. Schaefer
Tom S. Olinger

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers in 2023, and the material factors that we considered in making those decisions. For 2023, our named executive officers included:

•Ernest S. Rady, our Chairman of the Board and Chief Executive Officer,
•Robert F. Barton, our Executive Vice President and Chief Financial Officer,
•Adam Wyll, our President and Chief Operating Officer, and
•Jerry Gammieri, our Senior Vice President of Construction and Development.

Executive Summary for 2023

Fiscal 2023 — The Year in Review
Our executive compensation program is primarily comprised of three elements: base salary, annual bonuses and long-term equity incentives. Long-term equity awards are in the form of performance-based restricted stock awards which vest over a multi-year vesting period.

Our executive team remained focused on, among other things, the disciplined execution of our evolving business strategy, navigating the ongoing macroeconomic conditions and challenges impacting the United States and global economies, including the markets in which our properties are located and the impact of the foregoing on our business operations and stakeholders. Our fiscal and operational 2023 results, guided by our named executive officers, illustrate this focus, which included, among other things, the following:

•Financial Results: In 2023, we achieved our highest funds from operations, or FFO, attributable to common stock and units (both on an aggregate basis and per diluted share/unit) since our initial public offering in 2011 of $183.4 million, or $2.40 per diluted share/unit, a 3% increase from the year ended December 31, 2022. (FFO is a non-GAAP measure. A reconciliation of net income to FFO is included on page 61 of our Annual Report on Form 10-K for the year ended December 31, 2023.)
•Capital Markets Activity / Unsecured Financing: In January 2023, we successfully closed on an amended and restated term loan (increasing the fully-drawn borrowings from $150 million to $225 million and extending the maturity date from March 2023 to January 2025) and entered into a forward starting swap to fix the interest rates thereunder at 5.47% for the first year and 5.57% for the second year, subject to adjustments based on our consolidated leverage ratio.

•Dividends: We declared aggregate dividends in 2023 of $1.32 per share, a 3% increase from the year ended December 31, 2022.
•Investment Grade Credit Ratings: In 2023, we maintained our investment grade credit ratings from all three major U.S. credit rating agencies, consisting of a Baa3/Stable rating from Moody's Investor Service, a BBB- /Stable rating from Standard and Poor's Ratings Services and a BBB/Stable rating from Fitch Ratings.
•Development Activity: In 2023, we completed redevelopment activity at One Beach Street in San Francisco, CA and completed development activity at La Jolla Commons, Tower III in San Diego, California. We also furthered renovation activity at Eastgate Office Park, in Bellevue, Washington, and Solana Crossing, in San Diego, California, and completed construction of new amenities at City Center Bellevue and Corporate Campus East III, in Bellevue, Washington, and First & Main and Lloyd Center Tower in Portland, Oregon.
•Leasing Activity: In 2023, we leased approximately 322,418 square feet of office space and 405,144 square feet of retail space; and we executed 1,879 renewals and new leases within our multi-family portfolio.
•Portfolio: As of December 31, 2023, our operating portfolio was comprised of 31 office, retail, multifamily and mixed-use properties with an aggregate of approximately 7.2 million rentable square feet of retail and office space (including mixed-use retail space), 2,110 residential units (including 120 RV spaces) and a 369-room hotel. Additionally, as of December 31, 2023, we owned land at three of our properties that we classified as held for development and/or construction in progress.
•ESG Initiatives: In 2023, we continued our focus on the positive impact that fostering a culture of diversity and inclusion has on the strength of our business, our economy and our society. Our focus on ESG initiatives (as described above) as well as human capital, including the physical and mental well-being of our employees and stakeholders both within our company and within our communities, has grown stronger and represents the foundation that our culture was built on. Additionally, we achieved for the second year in a row, an “A” disclosure score from GRESB. This score measures the level of public stakeholder engagement and communication of a company’s ESG initiatives.

2023 Executive Compensation Actions
The Compensation Committee took into account a number of factors in making its 2023 and 2024 compensation decisions, including our financial and operational results, individual performance and ongoing macroeconomic conditions and challenges. It is our intention to provide Messrs. Rady, Barton, Wyll and Gammieri with a target total annual compensation opportunity, including base salary, annual bonus targets and target restricted stock award grants, competitive with the median of similarly-situated executive officers among our then-current NAREIT peer group (based on total market capitalization) for compensation purposes as determined based on the executive's duties, authority and responsibilities (and not solely by reference to title) in the reasonable discretion of the Compensation Committee.

In light of these considerations, the Compensation Committee made the following executive compensation decisions with respect to 2023 and 2024:

•Market-Based Base Salary Increases: We seek to provide our named executive officers with competitive cash compensation opportunities in order to provide them with a stable annual income at an appropriate level, as well as for retention purposes in what is currently a highly competitive labor market for experienced and/or specialized executive and employee talent in our target markets. In December 2023, the Compensation Committee made adjustments to the base salary rates for Messrs. Rady, Barton, Wyll and Gammieri for 2024, each as set forth below:

2024 BASE SALARIES FOR NAMED EXECUTIVE OFFICERS

Named Executive Officer	2023 Base Salary	2024 Base Salary	% Increase
Ernest Rady	$700,000	$750,000	7%
Robert F. Barton	$515,000	$535,000	4%
Adam Wyll	$500,000	$535,000	7%
Jerry Gammieri	$325,000	$338,000	4%
•Annual Bonuses: Consistent with the incentive bonus plan authorized in 2023 and described below under “Elements of Executive Officer Compensation,” the Compensation Committee conducted a comprehensive evaluation of corporate and individual performance in 2023 for purposes of determining cash bonuses for Messrs. Rady, Barton, Wyll and Gammieri. Additionally, at the request of the Compensation Committee, Mr. Rady conducted a subjective assessment of Messrs. Barton, Wyll and Gammieri's individual performance, which reflected Messrs. Barton, Wyll and Gammieri's contribution to the achievement of our operational and financial performance criteria described herein, including an assessment of the advancement of our ESG initiatives, to be evaluated by the Compensation Committee with respect to a portion of the cash bonuses.

Based upon the Compensation Committee's performance evaluation, the relative roles and responsibilities for Messrs. Rady, Barton, Wyll and Gammieri and an analysis of the objective calculations under our incentive bonus plan (solely for Messrs. Barton, Wyll and Gammieri) with respect to the corporate performance component, the Compensation Committee approved the cash bonuses for Messrs. Rady, Barton, Wyll and Gammieri for 2023 as set forth below:
2023 CASH BONUSES FOR NAMED EXECUTIVE OFFICERS

Executive	2023 Cash Bonus	2023 Target Bonus (% Base Salary)	Actual Bonus (% Base Salary)
Ernest Rady (1)	$2,100,000	N/A	300%
Robert F. Barton	$901,250	100%	175%
Adam Wyll	$875,000	100%	175%
Jerry Gammieri	$426,563	75%	131%
______________

(1)     In lieu of an award of restricted stock grants in December 2023 (for reasons described below), our Compensation Committee determined to increase Mr. Rady's cash bonus above the amount it otherwise would have been (if he had received awards of restricted stock grants). Note that if Mr. Rady had received an award of restricted stock grants at $2.25 million of target value (consistent with his stock award in 2022), the aggregate grant-date fair value of such restricted stock awards granted to Mr. Rady would have been $2.69 million, computed in accordance with ASC Topic 718. Therefore, Mr. Rady's incremental cash bonus in 2023 was significantly less than the projected fair value of his stock award, had it been granted in 2023.

For 2024, the target bonus percentage remains 100% for Mr. Barton, 100% for Mr. Wyll and 75% for Mr. Gammieri. Mr. Rady’s annual bonus is determined in the sole discretion of our Compensation Committee and he does not have a target bonus percentage.

•Performance-Based Restricted Stock Grants Tied to FFO Per Share and Relative TSR Performance: Our Compensation Committee has determined to provide annual equity grants to our named executive officers, the vesting of which is based upon achievement of pre-established performance objectives tied to our FFO per share performance and our relative total shareholder return as compared to the S&P 600 Real Estate Index. The stock awards granted to our named executive officers are subject to the performance vesting provisions described herein. The elements of our restricted stock grant awards are designed to ensure that management maintains a long-term focus that serves the best interests of our Company and our stockholders by tying a significant portion of total direct compensation to the achievement of certain operational and financial metrics.

The following table lists the restricted stock awards granted to our named executive officers in December 2023 subject to the achievement of pre-established performance objectives as described below under “Elements of Executive Officer Compensation.” It is the current intention of the Compensation Committee for annual grants of restricted stock awards to be made to our named executive officers in December of each calendar year going forward, consistent with our historic practice.

2023 RESTRICTED STOCK GRANTS FOR NAMED EXECUTIVE OFFICERS

	December 2023
Executive	“Target” Number of Shares (1)	“Maximum” Number of Shares (1)	“Target” Value at Grant	“Maximum” Value at Grant
Ernest Rady (2)	N/A	N/A	N/A	N/A
Robert F. Barton	55,492	83,238	$1,050,000	$1,575,000
Adam Wyll	55,492	83,238	$1,050,000	$1,575,000
Jerry Gammieri	21,140	31,710	$400,000	$600,000
_______________

(1)    The “target” and “maximum” value at grant was converted into a “target” and “maximum” number of shares, respectively, of restricted         stock based on the fifty day historical average closing price per share (approx. $18.9216) of our common stock as of December 6, 2023 (the day preceding the grant date to our named executive officers and employees). Please see the Summary Compensation Table below for the aggregate grant-date fair value of these awards, computed in accordance with ASC Topic 718. For information regarding the assumptions made in connection with the calculation of these amounts, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K
(2)    Mr. Rady was not awarded restricted stock grants in December 2023 due to ownership limits in our charter that prevents Mr. Rady and his affiliates from beneficially or constructively owning more than 19.9% of our outstanding common stock.

2023 Advisory Vote on the Compensation of Named Executive Officers

In April 2023, we provided stockholders with the opportunity to provide an advisory vote to approve the compensation of our named executive officers (the say-on-pay proposal). At our 2023 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers, with over 98% of the votes cast in favor of the say-on-pay proposal.

Of note, each of the twelve years since our initial public offering in 2011, our stockholders have approved the compensation of our named executive officers at approximately 97% or greater of the votes cast in favor of the say-on-pay proposal each year, and there have been no substantive or notable changes to our executive compensation program in 2023-2024, as compared to 2022-2023.

In evaluating our executive compensation program, the Compensation Committee considered the results of the say-on-pay proposal and numerous other factors as discussed in this Compensation Discussion and Analysis. Each of these factors informed the Compensation Committee’s decisions regarding the compensation of our named executive officers. The Compensation Committee will continue to monitor and assess our executive compensation program and consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Executive Compensation Program Overview
Our executive compensation program is administered under the direction of the Compensation Committee of the Board. The responsibilities of the Compensation Committee are more fully described above under “Board Committees — Compensation Committee.”

The following table highlights certain of the key features of our executive compensation program. We believe these practices promote good compensation governance and serve the interests of our stockholders.

	WHAT WE DO		WHAT WE DON'T DO
✓	Directly align pay with performance	✗	Excise tax gross-up provisions
✓	Create significant alignment with stockholders and paying a substantial amount of executive compensation in the form of equity	✗	Guaranteed cash incentives, equity compensation or salary increases for executive officers
✓	Performance-based incentive cash program for executives, with bonus tied to financial and operational performance	✗	Single-trigger cash severance in connection with a change in control
✓	Limited guaranteed compensation in the form of base salary	✗	Hedging of our equity securities
✓	Compensation recovery policy for executive officers	✗	Excessive perquisites or other benefits
✓	Maintain a cap on incentive compensation payments
✓	Three-year vesting period of executive stock awards
✓	Robust stock ownership requirements of executives
✓	Annual say-on-pay vote
✓	Assessment of our ESG initiatives in connection with certain compensation decisions

Objectives of Our Compensation Program
Our compensation program is designed to attract, motivate and retain talented and specialized executives that will drive our financial and operational objectives while creating long-term stockholder value. This program is further designed to accomplish the following objectives:
•to attract, retain and motivate a high-quality executive management team capable of creating long-term stockholder value;
•to provide compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy and create a strong alignment of management and stockholder interests; and
•to achieve an appropriate balance between risk and reward in our compensation programs that does not incentivize unnecessary or excessive risk taking.
Elements of Our Executive Compensation Program
We believe that each of the elements of our executive compensation program plays an important role and that together they serve to achieve our compensation objectives. The Compensation Committee intends for the executive compensation program overall to be aligned with the following long-term philosophical positioning:
•Base Salary: The Compensation Committee intends that annual base salaries for each of our named executive officers provide a stable annual income at a level that is consistent with the individual executive officer's role and contribution to the Company.
•Annual Bonuses: Annual bonus opportunities are intended to link each executive officer's compensation to our overall financial and operating performance, and the officer's individual performance and business unit performance, for a particular year. Mr Rady's annual bonus opportunity is determined by the Compensation Committee in its discretion based on our overall performance and his individual contributions each year.
•Long-Term Equity Incentive Awards: Long-term equity incentive awards, consisting of restricted stock awards, are intended to further promote retention through multi-year performance-based vesting, to significantly align the financial interests of our executive officers with those of our stockholders and to encourage actions that maximize long-term stockholder value.

•Other Compensation: The named executive officers are also eligible to receive other elements of compensation, including health and retirement benefits, as described below under “Other Benefits.” All of these compensation elements are considered by the Compensation Committee in setting the compensation of our named executive officers. To the extent that we provide our named executive officers with any perquisites or benefits beyond those provided to all other employees, such arrangements will be limited in scope and conservative in relation to market practices. We have also entered into employment agreements with Messrs. Rady, Barton and Wyll, which are described below under “— Restated Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”
•Allocation of Compensation: The Compensation Committee strives to strike an appropriate balance among base salary, annual bonus and long-term incentives, and it may adjust the allocation of pay in order to facilitate the achievement of our objectives or for retention purposes to remain competitive in the highly competitive labor market for specialized executive talent. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. We do not guarantee that any executive will receive a specific market-derived compensation level and actual compensation may be above or below targets based on both Company and individual performance.

The differing compensation levels of the named executive officers reflect to a significant degree their varying roles and responsibilities.

Determination of Compensation Awards
The initial compensation arrangements with Messrs. Rady, Barton and Wyll were determined in negotiations with each individual executive both prior to our initial public offering and in March 2014, and based on input from our independent compensation consultants at such times. Since then, our Compensation Committee annually reviews and determines the total compensation to be paid to our named executive officers based on our performance and its assessment of the individual performance of our named executive officers, as described below.
Role of Management. Mr. Rady, our Chairman and Chief Executive Officer, may make recommendations to the Compensation Committee based on its requests. Mr. Rady also discusses with the Compensation Committee members:
•the Company's and its peers' performance;
•the financial and other impacts of proposed compensation changes on our business;
•compensation peer group data; and
•the performance of the other named executive officers, including information on how Mr. Rady evaluates the other executives' individual and business unit performances.

The Compensation Committee also gathers data on the Chief Executive Officer's performance through several channels, including qualitative and quantitative assessments of our performance, discussions with other members of the management team and discussions with other members of the Board.

The Compensation Committee generally meets without any members of management present, except for Mr. Wyll who serves as secretary for such meetings. To the extent any of the named executive officers attend a Compensation Committee meeting, Mr. Wyll does not attend any portion of the Compensation Committee meeting intended to be held without members of management present, or any executive sessions relating to his own compensation.

Competitive Market Data and Compensation Consultants. The Compensation Committee did not receive any compensation advice or services from a compensation consultant in respect of the 2023 compensation of the named executive officers.

Consistent with prior years, the Compensation Committee determined to utilize peer data from the then-current NAREIT Compensation Survey in the review and evaluation of its compensation decisions for the named executive officers in 2023. The 2023 compensation peer group established by our Compensation Committee consists of the participating REITs included in the 2023 NAREIT Compensation Survey in the $3 billion to $5 billion of total capitalization range. As of December 1, 2023, our total capitalization was approximately $3.3 billion. For the $3 billion to $5 billion total capitalization range, the 2023 NAREIT Compensation Survey included responses of 17 companies for Chief Executive Officer, 17 companies for Chief Financial Officer and 12 companies for Chief Operating Officer. The 2023 NAREIT Compensation Survey had insufficient data for Top Development Professional in our total capitalization range, so other sources of information were utilized for a review and evaluation of Mr. Gammieri's compensation. The 2023 NAREIT Compensation Survey discloses only a partial list of participants and therefore, our

Compensation Committee was not aware of the specific companies included within our total capitalization range for our named executive officers.

While certain REITs included in our total market capitalization range from the 2023 NAREIT Compensation Survey may not be in direct competition with us, our Compensation Committee believes that such peer group is reasonably representative of our market for executive talent in the publicly-traded, commercial real estate space.

It is our intention to provide Messrs. Rady, Barton, Wyll and Mr. Gammieri with total target annual compensation opportunities competitive with the median of similarly situated executive officers among our then-current compensation peer group as determined in the reasonable discretion of the Compensation Committee, and we believe the compensation for our executives in 2023 was consistent with that approach.

Elements of Executive Officer Compensation
The Compensation Committee does not solely seek to benchmark compensation based upon the NAREIT Compensation Survey reviewed. To a significant degree, the Compensation Committee uses its subjective judgment based upon a review of all information, including an annual review for Messrs. Rady, Barton, Wyll and Gammieri of their respective level of responsibility, contributions to our financial and operational results and our overall performance. The Compensation Committee makes a generalized assessment of these factors and this information is not weighted in any specific manner.

Base Salary
In determining annual base salary increases, the Compensation Committee will consider each named executive officer's individual performance and business unit performance, as well as our overall performance, market conditions and median salary information of our compensation peer set, as appropriate.

During 2023, our named executive officers received base salary increases as described under “Executive Summary” above. The increases for Messrs. Rady, Barton, Wyll and Gammieri were intended to bring their base salaries to a level more commensurate with the market based on their respective positions, roles and scope of responsibilities.

Cash Bonuses
Our annual incentive bonus plan provides annual cash bonus opportunities based, in part, on the achievement of specific, pre-established corporate performance objectives by Messrs. Barton, Wyll and Gammieri and, in part, on individual performance.

Eligibility to receive these cash bonuses incentivizes such executive officers to strive to perform at their highest levels and further our interests and the interests of our stockholders. Mr. Rady did not participate in the incentive bonus plan or have a target bonus percentage in 2023, and as such, his annual bonus was entirely at the discretion of the Compensation Committee.

Minimum, Target and Maximum Bonus Amounts. Under the incentive bonus plan, 50% of Messrs. Barton, Wyll and Gammieri's annual bonus will be tied to corporate financial measures, with “threshold,” “target” and “maximum” performance levels corresponding to the payout levels for the corporate component of each such executive officer's target annual bonus payout (with below threshold performance representing a 0% payout level for the applicable financial measure, target performance representing a 100% payout level for the applicable financial measure and maximum or greater performance representing a 200% payout level for the applicable financial measure).

The other 50% of Messrs. Barton, Wyll and Gammieri's annual bonus will be determined in the discretion of the Compensation Committee based on the executive’s individual performance and such other factors as the Compensation Committee deems appropriate, including an assessment of the advancement of our ESG initiatives. The payout levels to be determined for the 50% discretionary component of Messrs. Barton, Wyll and Gammieri's annual bonus will range between 0% and 250% of target. As a result, in no event will Messrs. Barton, Wyll or Gammieri receive an annual bonus payout in excess of 250% of their respective target bonus.

2023 target bonuses under the incentive bonus plan for Robert F. Barton, our Executive Vice President and Chief Financial Officer, Adam Wyll, our President and Chief Operating Officer, and Jerry Gammieri, our Senior Vice President of Construction and Development, were 100%, 100% and 75% of base salary, respectively.

2023 Annual Cash Incentives

Corporate Performance Measure for 2023. The corporate financial measure for the annual bonuses for Messrs. Barton, Wyll and Gammieri under the cash bonus plan in 2023 was FFO per share. The Compensation Committee has the exclusive authority, in its reasonable discretion, to determine the FFO per share for purposes of the corporate component of the annual bonuses. In December 2022, the Compensation Committee determined the threshold, target and maximum levels of FFO per share performance for 2023 for purposes of the annual bonus plan based on the Company's internal forecast at that time.

The threshold, target and maximum levels of FFO per share established by the Compensation Committee in December 2022 for 2023 bonus purposes were as follows:

Company FFO Per Share (1)	Performance Multiplier (2)
$2.25	Maximum - 200%
$2.15	Target - 100%
$2.05	Threshold - 25%
Below $2.05	0%
            ______________

(1)     “FFO” means net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures, as calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) and in a manner generally consistent with the FFO calculations set forth in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and/or any supplemental information filed in connection therewith; and “FFO Per Share” means FFO per share (computed in accordance with generally accepted accounting principles, or GAAP), as calculated in accordance with the standards established by NAREIT and in a manner generally consistent with the FFO per share calculations set forth in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and/or any supplemental information filed in connection therewith. (FFO and FFO Per Share are non-GAAP measures. A reconciliation of net income to FFO and FFO per share is included on page 61 of our Annual Report on Form 10-K for the year ended December 31, 2023.)
(2)     Performance between achievement levels will be determined by linear interpolation.

The Compensation Committee selected the foregoing performance measure for 2023 because they believed that FFO per share represented the key financial and operational performance metric for which Messrs. Barton, Wyll and Gammieri were directly or indirectly responsible, thereby creating a clear link between executive actions and corporate results. In addition, the Compensation Committee believed that the selected performance measure was important to sustaining our long-term performance. This performance measure is also commonly used by other REITs to measure performance.

Individual Performance Measures for 2023. A portion of each of Messrs. Barton, Wyll and Gammieri's annual bonus was determined in the sole discretion of the Compensation Committee in 2023 based on individual performance and the consideration of such other factors as the Compensation Committee determined to be appropriate, including an annual assessment of our progress on our ESG initiatives as described herein.

Determination of 2023 Cash Bonus Amounts

The Compensation Committee determined the bonuses for Messrs. Barton, Wyll and Gammieri based on the achievement of the established goals and its subjective evaluation of each such executive officer's individual performance, including, without limitation, such executive officer's contributions to the Company in furtherance of our ESG initiatives. For 2023, our FFO per share was $2.40, above the maximum level of the FFO range of $2.25 of FFO per share. As a result, Messrs. Barton, Wyll and Gammieri's performance multiplier was 200% with respect to the corporate component of the annual bonuses under the cash bonus plan in 2023.

Furthermore, with respect to the discretionary component of the annual bonuses in 2023, the Compensation Committee determined to award 150% of target level for each of Messrs. Barton, Wyll and Gammieri based on their significant contributions and leadership to (a) the achievement of our operations and financial performance as outlined in the executive summary on page 29 above, (b) the Significant Achievements outlined on page 42 below, and (c) the advancement of our ESG initiatives.

In regards to the assessment of our ESG initiatives, the Compensation Committee evaluated our named executive officers leadership efforts in 2023 in regards to our diversity, equity, inclusion, employee training, reduction of waste and emissions and proper risk management, cybersecurity and regulatory controls and workforce health and safety matters, as well as quantitative data based on various ESG assessments and the results of surveys submitted to GRESB, S&P Global and MetLife, to name a few.

Discretionary Bonus for Mr. Rady. The Compensation Committee determined to award Mr. Rady a discretionary bonus of $2.1 million for 2023. Mr. Rady's discretionary cash bonus was determined by our Compensation Committee based on its consideration of the factors described above in connection with the determination of the bonuses for Messrs. Barton, Wyll and Gammieri under the annual incentive bonus plan for 2023 as well as Mr. Rady's decisive leadership and substantial contribution to our finances and operations in 2023. Additionally, our Compensation Committee determined that Mr. Rady should be awarded a higher cash bonus than he otherwise would have received in light of the fact that Mr. Rady was not awarded restricted stock grants in December 2023 due to ownership limitations in our charter that prevents Mr. Rady and his affiliates from beneficially or constructively owning more than 19.9% of our outstanding common stock. Note that if Mr. Rady had received an award of restricted stock grants at $2.25 million of target value (consistent with his stock award in December 2022), the aggregate grant-date fair value of such restricted stock awards granted to Mr. Rady would have been $2.69 million, computed in accordance with ASC Topic 718. Therefore, Mr. Rady's incremental cash bonus in 2023 was significantly less than the potential fair value of his stock award, had it been granted.

The actual annual bonuses paid to the named executive officers for 2023 are set forth below in the “Summary Compensation Table.”

2024 Annual Cash Incentives

For 2024, our Compensation Committee has established an annual incentive bonus plan for Messrs. Barton, Wyll and Gammieri consistent with the threshold, target and maximum bonuses described above for 2023, the weightings between corporate and individual performance in determining final annual bonus payouts and the performance measures described herein.

Corporate Performance Measure for 2024. The corporate financial measure that will determine the payout of the corporate component of the annual bonuses for Messrs. Barton, Wyll and Gammieri under the cash bonus plan in 2024 is FFO per share. The Compensation Committee has the exclusive authority, in its reasonable discretion, to determine the FFO per share for purposes of the corporate component of the annual bonuses for 2024 based on, among other things, the Company's internal forecast.

Individual Performance Measures for 2024. A portion of Messrs. Barton, Wyll and Gammieri's annual bonus will be determined in the sole discretion of the Compensation Committee in 2024 based on their contributions to the achievement of our operations and financial performance, as well as an assessment of the advancement of our ESG initiatives.

Long-Term Equity Incentive Awards
Long-term equity incentives are provided to our named executive officers through grants of restricted stock by the Compensation Committee pursuant to the Amended Equity Plan, as further described below. Subject to the terms of the Amended Equity Plan, the Compensation Committee, as plan administrator, has the discretion to determine both the recipients of awards and the terms and provisions of such awards, including the applicable exercise or purchase price, expiration date, vesting schedule and terms of exercise. The Amended Equity Plan is subject to certain limitations on the maximum number of shares granted or cash awards payable in any calendar year.

We intend that grants of long-term incentive awards will be designed to increase our named executive officers' stock ownership in our Company, to directly align employee compensation with the interests of our stockholders and to encourage actions that maximize long-term stockholder value. We expect that future grants of our long-term incentive awards will generally vest over several years, thereby providing an incentive for the grantee to remain with us. We do not coordinate the timing of equity award grants with the release of material non-public information nor do we time the release of material non-public information for purposes of affecting the value of executive compensation. Additionally, we currently do not have outstanding time-based equity awards with any of our employees (except for our non-employee directors).

The Compensation Committee makes annual awards of performance-based restricted shares to our named executive officers in December of each year. The purpose of the long-term incentive award program continues to be alignment of the interests of executives with the interests of our stockholders, retention of executives and promotion of actions that result in long-term stockholder value creation.
Messrs. Rady, Barton, Wyll and Gammieri will be granted performance-based restricted stock awards on an annual basis, subject to the discretion and approval of the Compensation Committee. Pursuant to the employment agreements, it is our intention that Messrs. Rady, Barton and Wyll will receive an annual award of performance-based restricted stock that will, together with base salary and target bonus opportunities, provide the executive with target total annual compensation competitive with the median of similarly situated executive officers among our then current compensation peer group in the reasonable discretion of the Compensation Committee. Each such annual restricted stock award will have an aggregate value at "target" performance levels and at "maximum" performance levels on the date of grant as follows (which amounts may be increased or decreased each year by the Compensation Committee based on its consideration of comparable compensation peer group data):

ANNUAL STOCK GRANT VALUES FOR NAMED EXECUTIVE OFFICERS

Executive	Annual Target Stock Grant Value	Annual Maximum Stock Grant Value
Ernest Rady (1)	N/A	N/A
Robert F. Barton	$1,050,000	$1,575,000
Adam Wyll	$1,050,000	$1,575,000
Jerry Gammieri (2)	$400,000	$600,000
______________

(1)    Mr. Rady was not awarded restricted stock grants in December 2023 due to ownership limits in our charter that prevents Mr. Rady and his affiliates from beneficially or constructively owning more than 19.9% of our outstanding common stock.

(2)    We have not established a formalized or contractual annual target stock grant for Mr. Gammieri. Amounts in the table above for Mr. Gammieri were values determined by our Compensation Committee in 2023.

These “target” and “maximum” values are converted at the time of grant into a “target” and “maximum” number of shares, respectively, of restricted stock based on the fifty-day historical average closing price per share of our common stock as of the day preceding the grant date to our named executive officers and employees. As a result, the actual aggregate grant-date fair value of these awards, computed in accordance with ASC Topic 718, may differ from the target and maximum values reflected in the table above from year to year.

2023 Long-Term Equity Incentive Awards.

In December 2023, the Compensation Committee awarded each of our named executive officers an award of performance-based restricted shares of our common stock consistent with the methodology described below. The actual number of shares granted to each of the named executive officers in 2023 is set forth in the table on page 32 entitled “2023 Restricted Stock Grants for Named Executive Officers.”

The restricted stock awards granted in December 2023 are eligible to vest over a three-year period based on the results of two performance-based measures: (1) our FFO per share for the FFO performance period and (2) our relative total shareholder return, or TSR performance, as compared to the S&P 600 Real Estate Index, over a one-year, two-year and three-year performance period ending November 30, 2024, 2025 and 2026. For purposes of the awards, the TSR calculation will take into account both stock price appreciation and dividends assuming all dividends are reinvested. Up to one-third of the shares of restricted stock granted in December 2023 may vest based on the performance-based measurements as of each of November 30, 2024, 2025 and 2026.

Our Compensation Committee determined to utilize the foregoing performance-based metrics in connection with the December 2023 grants because they believed that:

•FFO per share represents the key financial and operational performance metric that most REITs are measured by and for which our named executive officers are directly responsible, thereby creating a clear link between executive actions and corporate results.

•The S&P 600 Real Estate Index is a diversified real estate index comprised of 50 real estate companies in the S&P 600 (including the Company), of which 44 are equity REITs (like the Company) across most REIT property types (i.e., office, retail, multifamily and mixed-use/hospitality), which provides an appropriate comparison to our diversified portfolio (office, retail, multifamily and mixed-use/hospitality).

•The selected performance metrics of FFO per share and relative TSR are important to sustaining our long-term performance and are commonly used by other REITs to measure performance-based awards.

•Our performance-based restricted shares from years prior to 2021 (which were never modified) measured performance based on our TSR performance compared to the Bloomberg Shopping Center REIT Index, or BBRESHOP Index, which we no longer believe is an appropriate comparison index, as our retail portfolio comprised less than 26.5% of our net operating income in 2023, due, in large part, to our acquisitions of multiple office projects (approximately 1.3 million square feet for approximately $780 million since June 2019) and in-progress or recently completed development and redevelopment of additional office projects (approximately $220 million in estimated project costs).

For the shares of restricted stock awarded in December 2023, performance rankings corresponding to the vesting percentage for each of the three performance periods (one-year, two-year and three-year) are based on our “FFO Per Share” and our “Relative TSR Performance” as set forth in the following tables:

Payout Level	FFO Per Share(1)(2) Performance for the FFO Performance Period(3)	FFO Performance Multiplier(4)
Maximum	Top End of FFO Per Share Range in Budget or above	150%
Target	Mid-Point of FFO Per Share Range in Budget	100%
Threshold or below	Low End of FFO Per Share Range in Budget or below	50%
______________

(1) “FFO” means net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures, as calculated in accordance with the standards established by NAREIT and in a manner generally consistent with the FFO calculations set forth in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and/or any supplemental information filed in connection therewith.

(2) “FFO Per Share” means FFO per share (computed in accordance with GAAP), as calculated in accordance with the standards established by NAREIT and in a manner generally consistent with the FFO per share calculations set forth in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and/or any supplemental information filed in connection therewith.

(3) “FFO Performance Period” means the period beginning on January 1 and ending on December 31. Note that the Compensation Committee may use reasonable estimates for FFO (if available and as necessary) for the month of December (as of November 30) to effectuate vesting prior to calendar year-end, consistent with prior years.

(4)     If the Company achieves FFO Per Share performance that falls between the foregoing levels, the FFO Performance Multiplier will be determined by linear interpolation between the applicable levels.

Relative TSR Performance(1)(2) Relative to the S&P 600 Real Estate Index(3) for the TSR Performance Period(4)	TSR Performance Multiplier(5)
+500 bps and above	FFO Performance Multiplier + 10% (but not to exceed 150%)
Between +500 bps and -500 bps	FFO Performance Multiplier
-500 bps and below	FFO Performance Multiplier - 10% (but not below 50%)
______________

(1) “Relative TSR Performance” means the Company TSR less the S&P 600 Real Estate Index TSR, in each case for the applicable performance period, expressed in basis points.

(2) “Company TSR” means the Company’s compounded annual total shareholder return for the applicable performance period calculated in accordance with the total shareholder return calculation methodology used in the S&P 600 Real Estate Index (assuming the reinvestment of all dividends).

(3) “S&P 600 Real Estate Index” means the compounded annual total shareholder return for the S&P 600 Real Estate Index for the applicable performance period (assuming the reinvestment of all dividends).

(4) For purposes of the 2023 performance restricted stock awards, there are three “TSR Performance Periods.” The First TSR Performance Period means the period beginning on December 1, 2023 and ending on November 30, 2024. The Second TSR Performance Period means the period beginning on December 1, 2023 and ending on November 30, 2025. The Third TSR Performance Period means the period beginning on December 1, 2023 and ending on November 30, 2026.

(5) “TSR Performance Multiplier” means, for each performance period, the performance multiplier determined pursuant to the chart above based on the Company’s Relative TSR Performance relative to the S&P 600 Real Estate Index for the applicable performance period.

The Compensation Committee retains the discretion to adjust the FFO Performance Multiplier and TSR Performance Multiplier (either positively or negatively) to address events or circumstances that are extraordinary or unusual in nature or infrequent in occurrence or that otherwise have an unintended effect on the calculation of the FFO Performance Multiplier.

We expect to grant similar performance-based restricted stock awards in future fiscal years as provided in the restated employment agreements and on similar terms to those described above, although the Compensation Committee retains the discretion to adjust the amount of such awards and the vesting terms applicable to such awards.
Vesting of 2022 Performance Based Awards.
In December 2022, the Compensation Committee awarded each of our named executive officers an award of performance-based restricted shares of our common stock, which awards are structured substantially similar (except for the performance periods) to the description and table set forth under "2023 Long-Term Equity Incentive Awards" as described above. The restricted stock awards granted in December 2022 are eligible to vest based on (1) our FFO per share for the FFO performance period and (2) our relative TSR performance, as compared to the S&P 600 Real Estate Index, over a one-year, two-year and three-year performance period ending November 30, 2023, 2024 and 2025. Up to one-third of the shares of restricted stock subject to such award were eligible to vest on November 30, 2023.
The maximum, target and threshold levels of FFO per share range for 2023 established by the Compensation Committee for restricted stock awards granted in December 2022 were $2.25, $2.15 and $2.05, respectively.
For the 2023 performance period, the Company's FFO was $2.40 per share for calendar year 2023; and the Company's TSR was (24.84%) and the S&P 600 Real Estate Index TSR was (11.46%), in both cases, for the TSR performance period from December 1, 2022 to November 30, 2023.

As a result, the FFO Performance Multiplier was determined to be 150% and the TSR Performance Multiplier was determined to be “FFO Performance Multiplier - 10%”, which ultimately resulted in vesting of the tranche of the restricted stock awards granted in December 2022 eligible to vest based on 2023 performance at 140% of target level.
Vesting of 2021 Performance Based Awards

In December 2021, the Compensation Committee awarded each of our named executive officers an award of performance-based restricted shares of our common stock, which awards are structured substantially similar (except for the performance periods) to the description and table set forth under "2023 Long-Term Equity Incentive Awards" as described above. The restricted stock awards granted in December 2021 are eligible to vest based on (1) our FFO per share for the FFO performance period and (2) our relative TSR performance, as compared to the S&P 600 Real Estate Index, over a one-year, two-year and three-year performance period ending November 30, 2022, 2023 and 2024. Up to one-third of the shares of restricted stock subject to such award was eligible to vest on November 30, 2023.

The maximum, target and threshold levels of FFO per share range for 2022 established by the Compensation Committee for restricted stock awards granted in December 2021 were $2.14, $2.10 and $2.06, respectively.

For the measurement date for the performance-based restricted stock awards granted in 2021, the Company's FFO was $2.34 per share for calendar year 2022; and the Company's TSR was (34.45%) and the S&P 600 Real Estate Index TSR was (27.04%), in both cases, for the TSR performance period from December 1, 2021 to November 30, 2023.

As a result, the FFO Performance Multiplier was determined to be 150% and the TSR Performance Multiplier was determined to be “FFO Performance Multiplier - 10%”, which ultimately resulted in vesting of the eligible tranche of the restricted stock awards granted in December 2021 at 140% of target level.

Vesting of 2020 Performance Based Awards.

In December 2020, the Compensation Committee awarded each of our named executive officers an award of performance-based restricted shares of our common stock. Each of the restricted stock awards granted to our named executive officers in December 2020 were eligible to vest based on our TSR performance over a one-year, two-year and three-year performance period relative to the BBRESHOP Index. Up to one-third of the shares of restricted stock subject to each such award was eligible to vest on November 30, 2023.

For the shares of restricted stock awarded in December 2020, performance rankings corresponding to the vesting percentage for each measurement date were based on our “Relative TSR Performance” as follows:

Relative TSR Performance(1)(2) Relative to the Bloomberg Shopping Center REIT Index(3) for the Performance Period(4)	TSR Performance Multiplier(5)
+500 bps and above	150%
+400 bps	140%
+300 bps	130%
+200 bps	120%
+100 bps	110%
0 bps	100%
-100 bps	90%
-200 bps	80%
-300 bps	70%
-400 bps	60%
-499 bps	50%
-500 bps and below	Up to 50% as determined by the Compensation Committee in its reasonable discretion based on the Compensation Committee's qualitative assessment of overall Company and Participant performance during the Performance Period
______________

(1) “Relative TSR Performance” means the Company TSR less the Bloomberg Shopping Center REIT Index TSR, in each case for the applicable performance period, expressed in basis points.

(2) “Company TSR” means the Company’s compounded annual total shareholder return for the applicable performance period calculated in accordance with the total shareholder return calculation methodology used in the BBRESHOP Index (and, for the avoidance of doubt, assuming the reinvestment of all dividends paid).

(3) “BBRESHOP Index TSR” means the compounded annual total shareholder return for the BBRESHOP Index for the applicable performance period (assuming the reinvestment of all dividends).

(4) For purposes of these performance restricted stock awards, there were three “performance periods.” By way of example, for the December 2020 awards, the “first performance period” means the period beginning on December 1, 2020 and ending on November 30, 2021. The “second performance period” means the period beginning on December 1, 2020 and ending on November 30, 2022. The “third performance period” means the period beginning on December 1, 2020 and ending on November 30, 2023.

(5) “TSR Performance Multiplier” means, for each performance period, the performance multiplier determined pursuant to the chart above based on the Company’s Relative TSR Performance relative to the BBRESHOP Index for the applicable performance period.

The Compensation Committee retained the discretion to adjust the TSR Performance Multiplier (either positively or negatively) to address events or circumstances that are extraordinary or unusual in nature or infrequent in occurrence or that otherwise have an unintended effect on the calculation of the TSR Performance Multiplier.

In addition, as noted in the table above, in the event our relative TSR performance was less than the threshold level of performance, up to 50% of the “target” number of shares may vest based on our Compensation Committee’s qualitative assessment of individual and Company performance for the applicable performance period. This equity formula did not guarantee any minimum vesting levels, as the assessment, including the qualitative component, was entirely based on individual and Company performance. In such regard, our Compensation Committee could have awarded less than 50% of target if warranted due to underperformance.

In December 2023, after review of our relative TSR performance compared to the BBRESHOP Index TSR for the three-year performance period ending November 30, 2023 under the restricted stock awards granted in 2020, and after review of our significant achievements during 2023 as described below, our Compensation Committee applied its authority to provide for 50% vesting at target levels of such awards for the performance period under each such award ending on November 30, 2023.

In making its determination to approve the vesting of a portion of such awards, the Compensation Committee took into account that such awards measured relative performance against the BBRESHOP Index. For the reasons discussed above, our Compensation Committee no longer believes that the BBRESHOP Index provides an appropriate metric for measurement of our TSR performance.

On November 30, 2023, the third measurement date for the performance-based restricted stock awards granted in 2020, the Company TSR was (21.30%) and the BBRESHOP Index TSR was 43.86% for the three-year performance period from December 1, 2020 to November 30, 2023.

As a result, the Relative TSR Performance was -500 bps or more below the BBRESHOP Index TSR for the applicable performance period.

Significant Achievements in 2023

In light of the Compensation Committee’s changed view of the relevance of the BBRESHOP Index to accurately measure our total shareholder return performance, the Compensation Committee determined to include a review of the changes in our strategy, focus and our overall performance in making its determination to use its discretion to vest a portion of these awards. Specifically, our Compensation Committee determined that (i) due to the COVID-19 pandemic, there were events or circumstances that they believed were extraordinary or unusual in nature or infrequent in occurrence and that otherwise had an unintended and unavoidable effect on the relative TSR calculations, (ii) our employee retention was more important than ever in light of the highly competitive labor market for experienced and/or specialized executive and employee talent in our target markets and (iii) the named executive officers provided meaningful contributions and leadership to us in 2023, including without limitation, as set forth in the fiscal and operational 2023 results of the Company outlined in the executive summary above as well as the significant achievements set forth below:

•we achieved our highest funds from operations, or FFO, attributable to common stock and units (both on an aggregate basis and per diluted share/unit) since our IPO in 2011 of $183.4 million, or $2.40 per diluted share/unit, in 2023, a 3% increase from the year ended December 31, 2022 (A reconciliation of net income to FFO is included on page 61 of our Annual Report on Form 10-K for the year ended December 31, 2023);

•our 6.6% compounded annual growth rate in our FFO per share from our IPO through December 31, 2023;

•we achieved our highest total revenue since our IPO of $441.2 million in 2023, a 4% increase from the year ended December 31, 2022;

•we achieved our highest net operating income, or NOI, since our IPO of $277.2 million in 2023, a 3% increase from the year ended December 31, 2022 (A reconciliation of NOI to net income is included on page 60 of our Annual Report on Form 10-K for the year ended December 31, 2023);

•we achieved our highest ever average monthly base rent per square foot for both our office portfolio and retail portfolio in the fourth quarter of 2023, and highest average monthly rent per unit for our multi-family portfolio in the third quarter of 2023.

•the strength of our balance sheet, including successfully closing, in January 2023, on an amended and restated term loan (increasing the fully-drawn borrowings from $150 million to $225 million and extending the maturity date from March

2023 to January 2025), and entering into a forward starting swap to fix the interest rates thereunder at 5.47% for the first year and 5.57% for the second year, subject to adjustments based on our consolidated leverage ratio;

•our multifamily portfolio realizing same-store cash NOI growth of 5.5% for the year ended December 31, 2023, as compared to the year ended December 31, 2022;

•our office portfolio comparable leasing spreads increasing approximately 2.4% and 10.8% on a cash basis and GAAP basis, respectively, for the year ended December 31, 2023;

•our retail portfolio comparable leasing spreads increasing approximately 6.5% and 15.4% on a cash basis and GAAP basis, respectively, for the year ended December 31, 2023;

•we paid out our highest total dividends per share since our IPO of $1.32 per share in 2023, an increase of 3% over our total dividend per share payout in 2022;

•we successfully settled litigation relating to certain building systems at our Hassalo on Eighth in which we received a net settlement payment of approximately $6.3 million;

•our maintaining our investment grade credit ratings from all three major U.S. rating agencies;

•our embedded contractual growth and cash flow in our portfolio in 2023 and beyond;

•as of December 31, 2023, we had liquidity of approximately $482.9 million comprised of approximately $82.9 million in cash and cash equivalents and $400 million of full availability on our revolving line of credit; and

•our named executive officers' ongoing leadership while navigating the ongoing macroeconomic conditions and challenges impacting the United States and global economies, including, without limitation, their continued efforts to fortify our long-term liquidity and enhance leadership efforts with regard to our ESG and human capital initiatives (as described herein).

In light of each of the items above and in our executive summary, among others, the Compensation Committee determined to recognize (i) the individual efforts of the named executive officers and employees in light of the foregoing achievements, (ii) our overall success in spite of the challenges that 2023 and the COVID-19 pandemic previously presented and which had a direct impact on the sole metric (relative TSR) to which the vesting of the 2020 restricted stock awards were tied and (iii) our desire to continue to promote the retention of our named executive officers and employees. As such, the Compensation Committee determined that our performance and the contributions of the named executive officers and employees in other areas and based on other achievements merited above, to exercise its authority under the terms of the awards to authorize vesting of the portion of the performance-based restricted stock awards granted in December 2020 that were scheduled to vest on November 30, 2023 at 50% of target levels, with the remaining eligible but unvested restricted stock for such tranche to be automatically forfeited by the named executive officers and employees.

Summary of Vesting of Outstanding Awards. The following table lists the years in which the performance-based vesting restricted stock awards granted to our named executive officers may vest, commencing in January 2024. The shares subject to the performance-based restricted stock awards below represent the maximum number of shares subject to such awards that may vest (the table does not include shares that have vested prior to December 31, 2023), assuming the highest performance hurdles are achieved and all of the shares subject to such awards ultimately vest.

Executive	Year	Performance Vesting Restricted Stock
Ernest Rady	2024	71,238
	2025	41,653
	2026	—
Robert F. Barton	2024	59,408
	2025	46,259
	2026	27,746
Adam Wyll	2024	57,167
	2025	45,333
	2026	27,746
Jerry Gammieri	2024	23,235
	2025	17,975
	2026	10,570
Accelerated Vesting of Restricted Stock Awards

In general, a recipient of a restricted stock award must be employed by or providing services to the Company on each applicable measurement date in order to vest in the portion of the award scheduled to vest with respect to such measurement date.

In the event a named executive officer's employment is terminated by reason of his death or disability prior to the end of the performance period and prior to a change in control, he shall vest in the “maximum” number of shares granted to him, less any shares previously vested or forfeited under the award pursuant to its terms, on the date of termination.

In the event Messrs. Rady, Barton or Wyll's employment is terminated by reason of his termination by the Company without cause (as defined in the restated employment agreement) or his resignation for good reason (as defined in the restated employment agreement) prior to the end of the performance period and prior to a change in control, he shall vest in the “maximum” number of shares granted to him, less any shares previously vested or forfeited under the award pursuant to its terms. Mr. Gammieri is not currently entitled to accelerated vesting upon termination of employment prior to a change of control, other than by reason of death or disability, as described below.

In the event of a change in control, the named executive officer shall remain eligible to vest in the “maximum” number of shares granted to him (with respect to any performance period that has not yet been completed), less any shares previously vested or forfeited under the award pursuant to its terms, in equal installments on the measurement date(s) following the change in control, subject to accelerated vesting of such shares in the event of his termination of employment by reason of death, disability, or, for Messrs. Rady, Barton or Wyll, termination by the Company without cause or Messrs. Rady, Barton or Wyll's resignation for good reason, or death or disability after the date of such change in control.

Other Benefits
We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our named executive officers. We also provide personal paid time off and other paid holidays to all employees, including the named executive officers. We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees. We do not provide our named executive officers with significant perquisites.

401(k) Plan
We maintain a retirement savings plan (the “Plan”) under section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code, to help our eligible employees save for retirement. The Code allows eligible employees to contribute a portion of their compensation, within prescribed limits, to the Plan, on a pre-tax basis (under our traditional Plan option) or on a post-tax basis (under our Roth Plan option). The Plan includes a discretionary Company “matching” program, whereby each year, we determine whether to match a certain portion of each employee’s Plan contributions made during the previous calendar year. We typically approve a Company match of 100% of each eligible employee’s Plan contributions made during the previous calendar year, up to a maximum amount of 5% of the employee’s eligible compensation (subject to other applicable limits set by the Code or other applicable laws). We reserve the right to make additional discretionary contributions on behalf of eligible participants, or to not make matching contributions at any point in the future.

Insider Trading and Anti-Hedging Policies
Our insider trading policies contain stringent restrictions on transactions in our stock by executive officers, employees and directors. All trades by executive officers and directors must be pre-cleared with our General Counsel. Furthermore, no executive officer, employee or director may engage in any hedging transactions with respect to any equity securities of the Company held by them, whether vested or unvested, which includes the purchase of any financial instrument (including puts and call options) designed to directly hedge or offset any decrease in the market value of such equity securities.

Pledging Policy
Though our insider trading policies do not outright prohibit pledging of our stock, our Audit Committee, as part of its risk oversight function, reviews all pledging activity on a quarterly basis to assess whether such pledges pose an undue risk to the Company.

Our Audit Committee implemented controls in 2022 as part of its risk oversight of pledging activity, including (i) requiring any employee and/or director that desires to pledge any of the Corporation's common stock to obtain the pre-approval of such pledge by the Audit Committee based on, among other things, the Audit Committee's review of such employee and/or directors financial liquidity and net worth and (ii) placing a limit on any such pledge to be no more than 7% of the outstanding common stock of the Corporation at any time.

Additionally, since our initial public offering in January 2011, no directors, officers or employees other than Mr. Rady have pledged any shares of our common stock; and no shares of our common stock previously pledged by Mr. Rady have ever been foreclosed on.

Nevertheless, from December 31, 2023 through the date of the filing of this Proxy Statement, there were no outstanding pledges of our common stock by Mr. Rady, nor by any of our directors, officers or employees. To the best of our knowledge, none of such persons have a current intention to pledge any shares of our common stock in the foreseeable future.

Compensation Recovery Policy
We maintain a compensation recovery policy as required by Rule 10D-1 under the Exchange Act, as amended, and the listing standards of the NYSE pursuant to which we require reimbursement and/or cancellation of performance-based incentive compensation, including, without limitation, equity-based incentive compensation and non-equity incentive compensation, awarded to our officers under certain circumstances.

Stock Ownership Guidelines for Named Executive Officers
We maintain stock ownership guidelines for our named executed officers pursuant to which such named executive officers are required to maintain a level of ownership of equity (excluding unearned performance-based stock awards) in the Company equal to at least three times the base salary for Mr. Rady and at least two times the base salary for each of Messrs. Barton, Wyll and Gammieri, subject to certain limited exceptions. Messrs. Rady, Barton, Wyll and Gammieri are currently in compliance with our stock ownership guidelines. Any newly appointed named executive officers will be required to meet this requirement within three years of such appointment.

Stock Holding Requirements
Our stock ownership guidelines provide that, if an executive falls short of the applicable level of stock ownership, the executive is expected to hold (and not sell) at least 50% of the net shares acquired upon exercise, vesting or payment, as the case may be, of any equity award granted by us to the executive. “Net shares” for this purpose means the total number of shares acquired by the executive upon exercise, vesting or payment, as the case may be, of the award, after reduction for shares having a fair market value equal to the exercise price of the award (in the case of a stock option) and after reduction for shares having a fair market value equal to the executive’s expected tax liability resulting from the exercise, vesting or payment of the award.

Tax Deductibility of Executive Compensation

The Compensation Committee intends to consider, or otherwise rely on the Company and/or its external auditors guidance on, the anticipated tax treatment to the Company and the named executive officers in its review and establishment of compensation programs and payments. The deductibility of certain awards may depend upon the timing of the named executive officer's vesting or exercise of previously granted rights. Furthermore, we must take into account our distributive share of the deduction for compensation paid to the named executive officers by a lower-tier operating partnership. In addition, because we qualify as a REIT under the Code, we generally are not subject to federal income taxes. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Compensation Committee's control also can affect deductibility of compensation. Accordingly, the Compensation Committee has not adopted a policy that all compensation must be deductible and the Compensation Committee's general policy is to maintain flexibility in compensating named executive officers in a manner designed to promote varying corporate goals.

Accounting Standards

ASC Topic 718, Compensation-Stock Compensation (referred to as ASC Topic 718 and formerly known as FASB 123R), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our Amended Equity Plan will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Cash Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Cash Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Ernest S. Rady Chairman of the Board and Chief Executive Officer	2023	700,000	2,100,000	277,733	—	—	—	258,487	3,336,220
	2022	650,000	1,250,000	2,925,552	—	—	—	252,622	5,078,174
	2021	612,000	1,000,000	3,232,619	—	—	—	217,155	5,061,774
Robert F. Barton Executive Vice President and Chief Financial Officer	2023	515,000	386,250	1,395,956	—	515,000	—	191,776	3,003,982
	2022	475,000	356,250	1,330,737	—	475,000	—	156,392	2,793,379
	2021	447,681	223,841	1,494,378	—	447,681	—	152,427	2,766,008
Adam Wyll President and Chief Operating Officer	2023	500,000	375,000	1,368,168	—	500,000	—	185,571	2,928,739
	2022	425,000	318,750	1,223,029	—	425,000	—	182,573	2,574,352
	2021	382,500	162,563	1,261,681	—	325,125	—	131,690	2,263,559
Jerry Gammieri Senior Vice President of Construction and Development	2023	325,000	182,813	534,447	—	243,750	—	112,533	1,398,543
	2022	300,000	168,750	532,291	—	225,000	—	74,110	1,300,151
	2021	247,860	61,965	597,751	—	123,930	—	78,720	1,110,226
____________

(1)Amounts may be more or less than previously disclosed base salary rates for each named executive officer solely due to timing and number of payroll periods within respective calendar years.

(2)Represents the discretionary portion of the annual cash bonuses payable to the named executive officers.
(3)Amounts reflect the aggregate grant-date fair value of restricted stock awards granted to each of our named executive officers upon the date of such grants, computed in accordance with ASC Topic 718. We recognize compensation expense for these shares on a straight-line basis over the vesting period based on the fair value of the award on the date of grant. For information regarding the assumptions made in connection with the calculation of these amounts with respect to the restricted stock awards the vesting of which is time-based, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K.
With respect to the restricted stock awards granted in 2021, 2022 and 2023, the quantitative performance objectives applicable to those awards are both performance-based and market-based. We use a Monte Carlo simulation model to value these performance-based restricted stock awards based upon the then-probable outcome of the qualitative and quantitative performance objectives at the time of grant. Our model estimated the fair value of the restricted stock awards granted in December 2021, December 2022 and December 2023 based on our financial data and that of the S&P 600 Real Estate Index. Based on the performance objectives and these capital markets assumptions, (A) the performance-based restricted stock awards granted in December 2023 were valued using the Monte Carlo model at an average of (i) $21.98 per share applied to the "target" share amounts for the December 2023 grants eligible to vest in November 2024, (ii) $22.66 per share applied to the "target" share amounts for the December 2023 grants eligible to vest in November 2025 and (iii) $23.32 per share applied to the "target" share amounts for the December 2023 grants eligible to vest in November 2026; (B) the performance-based restricted stock awards granted in December 2022 were valued using the Monte Carlo model at an average of (i) $27.79 per share applied to the "target" share amounts for the December 2022 grants eligible to vest in November 2023, (ii) $28.53 per share applied to the "target" share amounts for the December 2022 grants eligible to vest in November 2024 and (iii) $29.28 per share applied to the "target" share amounts for the December 2022 grants eligible to vest in November 2025; and (C) the performance-based restricted stock awards granted in December 2021 were valued using the Monte Carlo model at an average of (i) $36.41 per share applied to the "target" share amounts for the December 2021 grants eligible to vest in November 2022, (ii) $37.13 per share applied to the "target" share amounts for the December 2021 grants eligible to vest in November 2023 and (iii) $37.75 per share applied to the "target" share amounts for the December 2021 grants eligible to vest in November 2024.
For 2023, amounts also include the incremental grant date fair value resulting from the vesting in December 2023 of a portion of the restricted stock awards granted to the named executive officers in 2020, computed in accordance with ASC Topic 718, as follows: Mr. Rady, $277,733; Mr. Barton, $138,877; Mr. Wyll, $111,089; and Mr.Gammieri, $55,555.
For 2022, amounts also include the incremental grant date fair value resulting from the vesting in December 2022 of a portion of the restricted stock awards granted to the named executive officers in 2019 and 2020, computed in accordance with ASC Topic 718, as follows: Mr. Rady, $548,535; Mr. Barton, $274,281; Mr. Wyll, $219,398; and Mr.Gammieri, $109,712.
For 2021, amounts also include the incremental grant date fair value resulting from the vesting in December 2021 of a portion of the restricted stock awards granted to the named executive officers in 2018, 2019 and 2020, computed in accordance with ASC Topic 718, as follows: Mr. Rady, $1,037,683; Mr. Barton, $518,860; Mr. Wyll, $383,701; and Mr.Gammieri, $207,544.

	December 2021 Awards - Portion Eligible to Vest in November of:			December 2022 Awards - Portion Eligible to Vest in November of:			December 2023 Awards - Portion Eligible to Vest in November of:
	2022	2023	2024	2023	2024	2025	2024	2025	2026
Expected Term	1 year	2 years	3 years	1 year	2 years	3 years	1 year	2 years	3 years
Risk-Free Rate	0.27%	0.68%	0.98%	4.47%	4.16%	3.95%	5.05%	4.68%	4.43%
Dividend Yield	3.35%	3.35%	3.35%	4.74%	4.74%	4.74%	6.15%	6.15%	6.15%
Volatility	29.04%	40.34%	36.27%	30.00%	30.13%	38.40%	33.44%	32.12%	31.75%
(4)Represents the portion of the annual cash bonuses payable to the named executive officers during 2021, 2022 and 2023 based on our financial and operating performance.
(5)All other compensation represents 401(k) matching contributions, dividends on restricted stock (to the extent paid to comply with federal and state tax laws governing REITs) and accrued paid time off, or PTO pay-out. PTO pay-out represents accrued PTO, in which the executive received cash from us in return for a reduction of accrued PTO. Other compensation for 2023 is as follows:

Name	401(K) Matching Contributions ($)	Dividends Paid on Restricted Stock ($)	PTO Pay-out ($)	Total All Other Compensation ($)
Ernest S. Rady	—	258,487	—	258,487
Robert F. Barton	22,500	144,516	24,760	191,776
Adam Wyll	22,500	134,225	28,846	185,571
Jerry Gammieri	16,500	57,283	38,750	112,533

Grants of Plan-Based Awards

		2023 Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			2023 Estimated Future Payouts Under Equity Incentive Plan Awards (3)			Grant Date Fair Value of Stock Awards (4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Ernest S. Rady(2)	12/7/2023	—	—	—	—	—	—	—
Robert F. Barton	—	—	257,500	515,000	—	—	—	—
	12/7/2023				—	55,492	83,238	1,257,079
Adam Wyll	—	—	250,000	500,000	—	—	—	—
	12/7/2023				—	55,492	83,238	1,257,079
Jerry Gammieri	—	—	121,875	243,750	—	—	—	—
	12/7/2023				—	21,140	31,710	478,891
____________

(1)Represents the portion of the annual cash bonuses payable to the named executive officers during 2023 based on our financial and operating performance. See the “Summary Compensation Table” under the “Cash Bonus” and “Cash Non-Equity Incentive Plan” columns for the actual 2023 cash bonuses paid to the named executive officers.
(2)In 2023, Mr. Rady did not participate in the incentive bonus plan or have a target bonus percentage, and as such, his annual bonus was entirely at the discretion of the Compensation Committee. Additionally, Mr. Rady was not awarded restricted stock grants in December 2023 because of ownership limits in our charter that prevent Mr. Rady and his affiliates from beneficially or constructively owning more than 19.9% of our outstanding common stock.
(3)Consists of performance-based restricted stock awards granted on December 7, 2023, which are eligible to vest in substantially equal one-third tranches on November 30, 2024, November 30, 2025 and November 30, 2026, based on performance measurements relative to applicable performance objectives during the applicable performance periods, generally subject to continued service with the Company. These shares represent the “target” and the “maximum” number of shares subject to the restricted stock awards that may become eligible for vesting based on performance relative to the applicable performance objectives during the applicable performance periods.
(4)Amounts reflect the aggregate grant-date fair value of restricted stock awards granted to each of our named executive officers upon the date of such grants, computed in accordance with ASC Topic 718. We recognize compensation expense for these shares on a straight-line basis over the vesting period based on the fair value of the award on the date of grant. For information regarding the assumptions made in connection with the calculation of these amounts with respect to the restricted stock awards the vesting of which is time-based, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K.
With respect to the restricted stock awards the vesting of which is performance-based, the quantitative performance objectives applicable to those awards are both performance-based and market-based. We use a Monte Carlo simulation model to value these performance-based restricted stock awards based upon the then-probable outcome of the qualitative and quantitative performance objectives at the time of grant. Our model estimates the fair value of the restricted stock awards granted in December 2023 based on our financial data and that of the S&P 600 Real Estate Index. Based on the performance objectives and these capital markets assumptions, the performance-based restricted stock awards granted in December 2023 were valued using the Monte Carlo model at an average of (i) $21.98 per share applied to the "target" share amounts for the December 2023 grants eligible to vest in November 2024, (ii) $22.66 per share applied to the “target” share amounts for the December 2023 grants eligible to vest in November 2025 and (iii) $23.32 per share applied to the “target” share amounts for the December 2023 grants eligible to vest in November 2026.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information about outstanding equity awards for each of our named executive officers as of December 31, 2023.

		Stock Awards
Name		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Ernest S. Rady		29,584	(2)	$665,936
		83,307	(3)	1,875,241
		—	(4)	—
	Total	112,891		2,541,177

Robert F. Barton		13,149	(2)	$295,984
		37,026	(3)	833,455
		83,238	(4)	1,873,687
	Total	133,413		3,003,126

Adam Wyll		11,834	(2)	$266,383
		35,174	(3)	791,767
		83,238	(4)	1,873,687
	Total	130,246		2,931,837

Jerry Gammieri		5,260	(2)	$118,403
		14,810	(3)	333,373
		31,710	(4)	713,792
	Total	51,780		1,165,568
____________

(1)    Market value has been calculated as the closing market price of our common stock at December 29, 2023 the last trading day of 2023, of $22.51, multiplied by the outstanding shares of unvested restricted stock for each named executive officer.
(2)    Consists of performance-based restricted stock granted on December 9, 2021, which are eligible to vest in substantially equal one-third tranches on November 30, 2022, November 30, 2023 and November 30, 2024, based on performance measurements relative to applicable performance objectives during the applicable performance periods, generally subject to continued service with the Company. These shares represent the maximum number of shares subject to the restricted stock awards that may become eligible for vesting on November 30, 2024 based on performance relative to the applicable performance objectives during the applicable performance period.
(3)    Consists of performance-based restricted stock granted on December 7, 2022, which are eligible to vest in substantially equal one-third tranches on November 30, 2023, November 30, 2024 and November 30, 2025, based on performance measurements relative to applicable performance objectives during the applicable performance periods, generally subject to continued service with the Company. These shares represent the maximum number of shares subject to the restricted stock awards that may become eligible for vesting on November 30, 2024 and 2025 based on performance relative to the applicable performance objectives during the applicable performance period.
(4)    Consists of performance-based restricted stock granted on December 7, 2023, which are eligible to vest in substantially equal one-third tranches on November 30, 2024, November 30, 2025 and November 30, 2026, based on performance measurements relative to applicable performance objectives during the applicable performance periods, generally subject to continued service with the Company. These shares represent the maximum number of shares subject to the restricted stock awards that may become eligible for vesting on November 30, 2024, 2025 and 2026 based on performance relative to the applicable performance objectives during the applicable performance period.

Stock Vested
The table below provides information about stock awards which vested for each of our named executive officers for the fiscal year ended December 31, 2023.

	Stock Awards Vested in 2023
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ernest S. Rady	79,601	1,603,164
Robert F. Barton	36,106	727,175
Adam Wyll	32,705	658,679
Jerry Gammieri	14,442	290,862
Employment Agreements
We have entered into employment agreements with Messrs. Rady, Barton and Wyll, effective as of March 25, 2014. We believe that the protections contained in these employment agreements help to ensure the day-to-day stability necessary to such executive officers to enable them to properly focus their attention on their duties and responsibilities with the Company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity. The following is a summary of the material terms of the agreements.
Under the employment agreements, Mr. Rady reports directly to the Board, while the other executives report to Mr. Rady. On each March 25, the term of the restated employment agreements will automatically be extended for successive one-year periods, unless earlier terminated. Pursuant to Mr. Rady's employment agreement, during the term of his employment, we will nominate him for election as a director.

Under the employment agreements, Messrs. Rady, Barton and Wyll receive annual base salaries in the amounts reflected above, which are subject to increase at the discretion of our Compensation Committee. In addition, Messrs. Rady, Barton and Wyll are each eligible to receive an annual cash performance bonus, the amount of which will be determined for Messrs. Rady, Barton and Wyll based on the attainment of objective and subjective performance criteria established by our Compensation Committee pursuant to our incentive cash bonus plan described above. The target bonuses for Messrs. Barton and Wyll are set forth above. Mr. Rady does not currently participate in our incentive cash bonus plan; however, he is eligible to receive a cash bonus entirely at the discretion of our Compensation Committee each year. In addition, the named executive officers are eligible to participate in customary health, welfare and fringe benefit plans, and will accrue up to five weeks of paid vacation per year.

Under the employment agreements, if Messrs. Rady, Barton or Wyll's employment is terminated by the Company without “cause” or by the executive for “good reason” (each, as defined in the restated employment agreements) then, in addition to accrued amounts and any earned but unpaid bonuses, such executive officers will be entitled to receive the following:
•a lump-sum payment in an amount equal to one times (one and one-half times in the case of Mr. Barton) the sum of (i) such executive officer's annual base salary then in effect, plus (ii) an amount equal to the average of the annual bonuses awarded to such executive officer for each of the three fiscal years prior to the date of termination; provided, however, that such payment multiple shall be two times the sum of the foregoing for each of such executive officers in the event of their respective termination within twelve months of a change of control;
•continued health coverage for a period of twelve months at our expense; and
•unless otherwise provided in an equity award agreement, accelerated vesting of 50% of such executive officer's outstanding equity awards held by such executive officer as of the termination date (which percentage shall be increased to 100% in the event such a termination occurs within twelve months following a change in control).

In the event that Messrs. Rady, Barton or Wyll's employment is terminated because the Company elects not to renew the term of the employment agreement, then such executive officer will be entitled to receive the same payments and benefits described above for a termination without cause or for good reason. Such executive officer's right to receive the severance payments and benefits described above is subject to his delivery of an effective general release of claims in favor of the Company.

Upon a termination of employment by reason of death or disability, unless otherwise provided in an equity award agreement, such executive officer or his estate will be entitled to accelerated vesting of all outstanding equity awards held by such executive officer as of the termination date, in addition to accrued amounts and earned but unpaid bonuses.

The employment agreements also contain customary confidentiality and non-solicitation provisions.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that each of our named executive officers would be entitled to receive upon termination of such named executive officer's employment in certain circumstances or upon a change in control without a corresponding termination of such named executive officer's employment, in each case, pursuant to such named executive officer's employment agreements, as applicable.

The amounts shown assume that such termination or change in control was effective as of December 31, 2023, and are only estimates of the amounts that would be paid out to such named executive officers upon termination of their employment or a change in control. The actual amounts to be paid out can only be determined at the time of such named executive officer's separation from the Company or a change in control.

As described herein, in the event of a change in control, the employment agreements with Messrs. Rady, Barton and Wyll provide for severance benefits on a “double-trigger” basis with certain severance benefits payable only upon termination of employment (which is, generally, termination without cause, resignation for good reason or non-renewal of the employment agreement by the Company), within twelve (12) months following the change in control.

In the event of a termination by the Company for cause or by the named executive officers without good reason, including a change in control, such named executive officer would not be entitled to any of the amounts reflected in the table.

Name	Benefit	Termination Without Cause, Resignation for Good Reason or Non-Renewal by Company (no Change in Control)	Termination Without Cause, Resignation for Good Reason or Non-Renewal by Company Within 12 Months of Change in Control	Death or Disability
Ernest S. Rady	Severance Payment (1)	$2,150,000	$4,300,000	$—
	Accelerated Equity Award Vesting (2)	2,541,176	2,541,176	2,541,176
	Medical Benefits (3)	26,046	26,046	—
	Total Value:	$4,717,222	$6,867,222	$2,541,176

Robert F. Barton	Severance Payment (1)	$1,974,511	$2,632,681	$—
	Accelerated Equity Award Vesting (2)	3,003,127	3,003,127	3,003,127
	Medical Benefits (3)	14,656	14,656	—
	Total Value:	$4,992,294	$5,650,464	$3,003,127

Adam Wyll	Severance Payment (1)	$1,202,146	$2,404,292	$—
	Accelerated Equity Award Vesting (2)	2,931,837	2,931,837	2,931,837
	Medical Benefits (3)	37,250	37,250	—
	Total Value:	$4,171,233	$5,373,379	$2,931,837

Jerry Gammieri	Severance Payment (1)	$—	$—	$—
	Accelerated Equity Award Vesting (2)	—	—	1,165,568
	Medical Benefits (3)	—	—	—
	Total Value:	$—	$—	$1,165,568

Total Potential Payments Upon Termination or Change in Control		$13,880,749	$17,891,065	$9,641,708
__________
(1)Pursuant to the terms of the restated employment agreements with Messrs. Rady, Barton and Wyll above, the severance payment is an amount equal to one times (one and one-half times in the case of Mr. Barton) the sum of (i) such executive officer's annual base salary then in effect, plus (ii) an amount equal to the average of the annual bonuses awarded to such executive officer for each of the three fiscal years prior to the date of termination; provided, however, that such payment multiple shall be two times the sum of the foregoing for each of such executive officers in the event of their respective termination within twelve months of a change of control. The calculations in the table are based on each such executive officer's annual base salary on December 31, 2023 and such executive's annual bonus for the preceding three years. The severance payment will be paid in a lump sum. Mr. Gammieri is not currently entitled to a severance payment upon termination of employment.

(2)For purposes of this calculation, each named executive officer's total unvested shares of restricted stock that will vest upon such event on December 31, 2023, are multiplied by the closing market price of our common stock at December 29, 2023, of $22.51. Messrs. Rady, Barton and Wyll are entitled to receive accelerated vesting of their outstanding equity awards as described in the equity award agreements and described in further detail above on page 50. Mr. Gammieri is entitled to accelerated vesting of 100% of his outstanding performance-based awards held upon death or disability (with such vesting applied to the “maximum” number of shares subject to each award), subject to the terms of his restricted stock awards.
(3)This figure represents the amount needed to pay for health benefits for Messrs. Rady, Barton and Wyll and their respective eligible family members for 12 months following such executive officer's termination of employment at the same level as in effect immediately preceding his termination of employment. This amount is payable in cash in a lump sum. Mr. Gammieri is not currently entitled to Company-paid health benefits upon termination of employment, other than as required by law.

Risk Assessment of Compensation Program

In February 2024, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us.

As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual short-term incentive compensation, long-term incentive compensation and severance arrangements. Management's risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program.

Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Compensation Committee.

Equity Compensation Plan Information
The following table sets forth certain equity compensation plan information for the Company as of December 31, 2023.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	1,965,554	(1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	—	—	1,965,554
____________
(1) Calculated by counting outstanding unvested performance-based restricted stock awards based on “maximum” performance levels.
Executive Deferred Compensation Plans
Our operating partnership has adopted the American Assets Trust Executive Deferral Plan V, or EDP V, and the American Assets Trust Executive Deferral Plan VI, or EDP VI. These plans were adopted by our operating partnership as successor plans to those deferred compensation plans maintained by AAI, in which certain employees of AAI, who were transferred to us in connection with our initial public offering, participated prior to our initial public offering. EDP V and EDP VI contain substantially the same terms and conditions as these predecessor plans. AAI transferred the account balances under the predecessor plans to our operating partnership. These transferred account balances represent amounts deferred by certain employees prior to our initial public offering while they were employed by AAI.

EDP V is a frozen plan, meaning that no additional deferrals or contributions will be made into the plan and all participants are 100% vested in their account balances under that plan. Participants in EDP V are entitled to receive a distribution from their account upon a separation from service, death, disability or retirement (as defined in EDP V). Distributions are generally paid in installments over a period of 15 years. In the event of a participant's disability, he or she will receive an annual disability benefit, which will continue until the participant's death, the date he or she ceases to be disabled or the date he or she attains age sixty-five. If a participant dies before he or she retires, his or her successor will receive a death benefit of the participant's then-existing account balance. Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments or variable interest-rate products chosen by them. Mr. Barton is the only named executive officer who is a participant in EDP V.
EDP VI allows for deferrals by participants of up to 90% of base salary and up to 100% of bonuses and other cash or equity-based compensation approved by our Compensation Committee. For the 2023 calendar year, participants in EDP VI were eligible to elect to defer base salary, bonuses and other cash compensation. There is no maximum dollar limit on the amount that may be deferred by a participant each year. Participants in EDP VI will elect to have the participant's account credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more hypothetical investment options selected by the participant. Participants are permitted to change their investment elections at any time. Our operating partnership may also make discretionary contributions to a participant's account under EDP VI, and which contributions will be subject to a seven-year vesting schedule. The participants are always 100% vested in the amount they defer and the earnings, gains and losses credited to their accounts. Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments chosen by them.

Participants in EDP VI are entitled to receive a distribution from their account upon a separation from service, a specified date, death, disability, retirement (as defined in EDP VI), or unforeseeable emergency that results in “severe financial hardship” that is consistent with the meaning of such term under Section 409A of the Code. Distributions are in a lump sum or annual installments over a period of 5, 10 or 15 years based upon the participant's election as allowed under EDP VI. Messrs. Barton and Wyll are the only named executive officers who participated in EDP VI during 2023.

EDP V and EDP VI are unfunded obligations of our operating partnership, and participants are unsecured creditors of our operating partnership.
We summarize below information regarding the participation in our nonqualified deferred compensation plans by our named executive officers. None of our named executive officers received any payments of nonqualified deferred compensation during the year ended December 31, 2023.

	2023 Nonqualified Deferred Compensation Under EDP V and EDP VI
Name	Executive Contributions in 2023 ($) (1)	Company Contributions in 2023 ($)	Aggregate Earnings/(Losses) in 2023($) (2)	Aggregate withdrawals/distributions in 2023 ($)	Aggregate Balance at 12/31/23 ($)
Ernest S. Rady	—	—	—	—	—
Robert F. Barton	109,000	—	78,826	—	1,417,381
Adam Wyll	16,000	—	2,437	—	45,607
Jerry Gammieri	—	—	—	—	—
______________

(1)Executive contributions consist of deferrals of salary and bonus that also are reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the named executive officer) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2023 that are also included as 2023 salary and bonus compensation reported in the Summary Compensation Table total $109,000 for Mr. Barton and $16,000 for Mr. Wyll. All of the reported contributions were made under EDP VI, as EDP V is a frozen plan.

(2)Earnings/(losses) are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and Company contributions during the year. Earnings/(losses) for 2023 were $78,826 for Mr. Barton (of which $9,596 were under EDP V and $69,230 were under EDP VI) and $2,437 for Mr. Wyll (all in EDP VI). These earnings are not reported in the Summary Compensation Table. None of such earnings were above-market interest.

CEO Pay Ratio Disclosure

    As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Ernest Rady, our Chairman and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

For 2023, our last completed fiscal year:

▪the median of the annual total compensation of all employees of our Company (other than Mr. Rady) was $78,728; and

▪the annual total compensation of Mr. Rady, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $3,336,220.

Based on this information, for 2023, the ratio of the median of the total compensation of all employees of the Company (other than Mr. Rady) to the annual total compensation of Mr. Rady, our Chairman and Chief Executive Officer, was $3,336,220 to $78,728, or 42.4 times that of the median of the annual total compensation of all of our other employees.

     We identified the median employee using total annual cash compensation for 2023 as the most appropriate measure of compensation, which was consistently applied to all employees as of December 31, 2023 (and other than Mr. Rady). We determined that, as of December 31, 2023, our employee population consisted of approximately 228 individuals (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on February 14, 2024). Our employee workforce consists of full-time and part-time employees. In identifying the median employee, we annualized the compensation of all full-time employees who were new hires in 2023 and on leave of absence in 2023. We did not make any cost-of-living adjustments in identifying the “median employee.”

    With respect to the total annual compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2023 using the same methodology used to calculate Mr. Rady’s total annual compensation for 2023, as set forth in the Summary Compensation Table included in this Proxy Statement.

PAY VERSUS PERFORMANCE

Pay Versus Performance Table
Our Chief Executive Officer is the principal executive officer (“PEO”), of the Company. The following table sets forth information concerning the compensation of our PEO and other named executive officers (“NEOs”), for each of the fiscal years ended December 31, 2020, 2021, 2022 and 2023, and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)[1]	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)[1]	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)[2]	Net Income (in '000, $)	Funds From Operations (in '000, $) [3]	Funds From Operations/ share ($) [3]	Net Operating Income (in '000, $) [4]
2023	3,336,220	2,399,633	2,443,755	2,161,945	58.01	88.94	64,690	183,441	2.40	277,207
2022	5,078,174	3,901,391	2,222,627	1,796,637	64.19	82.81	55,877	179,215	2.34	270,215
2021	5,061,774	2,725,241	2,046,598	1,204,783	87.17	117.46	36,593	152,899	2.00	246,054
2020	4,433,798	1,281,379	1,780,674	711,366	65.04	90.01	35,588	143,880	1.89	223,454

(1)The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” columns do not reflect the actual compensation paid to or realized by our PEO or our non-PEO NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time fair values of stock awards and these values will fluctuate based on our stock price, various accounting valuation assumptions and projected performance related to our performance awards. See the Summary Compensation Table for certain other compensation of our PEO and our non-PEO NEOs for each applicable fiscal year and the Stock Vested table for the value realized by each of them upon the vesting of stock awards during 2023.

The following adjustments were made to the Summary Compensation Table “Total Compensation” for our PEO and our other named executive officers to derive the compensation actually paid to our PEO and the average compensation actually paid to our remaining named executive officers for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO Named Executive Officers
2023	Ernest Rady	Robert Barton, Adam Wyll and Jerry Gammieri
2022	Ernest Rady	Robert Barton, Adam Wyll and Jerry Gammieri
2021	Ernest Rady	Robert Barton, Adam Wyll and Jerry Gammieri
2020	Ernest Rady	Robert Barton, Adam Wyll and Jerry Gammieri

Compensation actually paid to our PEO and the average for our non-PEO named executive officers represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2020		2021		2022		2023
Adjustments	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(2,845,667)	$(1,034,350)	$(3,232,619)	$(1,117,937)	$(2,925,552)	$(1,028,686)	$(277,733)	$(1,099,524)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End (a)	2,150,847	788,645	2,303,804	785,002	2,347,285	817,236	—	1,041,423
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End (b)	(916,938)	(323,846)	(726,799)	(266,499)	(453,783)	(168,387)	262,057	91,906
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date (c)	(455,118)	(138,002)	274,592	98,085	123,565	52,222	(690,100)	(232,670)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	(1,085,544)	(361,754)	(955,511)	(340,466)	(268,297)	(98,376)	(230,811)	(82,946)
Total Adjustments	$(3,152,420)	$(1,069,307)	$(2,336,533)	$(841,815)	$(1,176,782)	$(425,991)	$(936,587)	$(281,811)

(a)    The table below includes the Monte Carlo assumptions used to determine the fair value of the grants awarded during each applicable fiscal year and that remain unvested as of applicable fiscal year.

	2020 Awards - valuation assumptions as of December 31, 2020:			2021 Awards - valuation assumptions as of December 31, 2021:			2022 Awards - valuation assumptions as of December 31, 2022:			2023 Awards - valuation assumptions as of December 31, 2023:
	Tranche 1	Tranche 2	Tranche 3	Tranche 1	Tranche 2	Tranche 3	Tranche 1	Tranche 2	Tranche 3	Tranche 1	Tranche 2	Tranche 3
Expected Term	1 year	2 years	3 years	1 year	2 years	3 years	1 year	2 years	3 years	1 year	2 years	3 years
Risk-Free Rate	0.09%	0.10%	0.18%	0.37%	0.72%	0.97%	4.75%	4.47%	4.28%	4.82%	4.40%	4.15%
Dividend Yield	3.46%	3.46%	3.46%	3.20%	3.20%	3.20%	4.83%	4.83%	4.83%	5.86%	5.86%	5.86%
Volatility	53.87%	44.89%	41.35%	29.30%	40.83%	36.70%	29.15%	29.29%	37.68%	33.68%	32.19%	31.73%

(b)     The table below includes the Monte Carlo assumptions used to determine the change in fair value of awards that remained outstanding and unvested as of each applicable fiscal year end in the table above to the prior fiscal year end.

	2018 Award	2019 Award	2019 Award	2019 Award	2020 Award	2020 Award	2020 Award	2021 Award	2021 Award	2021 Award	2022 Award	2022 Award
	Tranche 3	Tranche 2	Tranche 3	Tranche 3	Tranche 2	Tranche 3	Tranche 3	Tranche 2	Tranche 3	Tranche 3	Tranche 2	Tranche 3
	Valuation assumptions based on prior fiscal year end
	December 31, 2019			December 31, 2020			December 31, 2021			December 31, 2022
Expected Term	2 years	2 years	3 years	2 years	2 years	3 years	2 years	2 years	3 years	2 years	2 years	3 years
Risk-Free Rate	1.62%	1.62%	1.64%	0.10%	0.10%	0.18%	0.72%	0.72%	0.97%	4.47%	4.47%	4.28%
Dividend Yield	2.61%	2.61%	2.61%	3.46%	3.46%	3.46%	3.20%	3.20%	3.20%	4.83%	4.83%	4.83%
Volatility	17.14%	17.14%	16.76%	44.89%	44.89%	41.35%	40.83%	40.83%	36.70%	29.29%	29.29%	37.68%
	Valuation assumptions based on applicable fiscal year end
	December 31, 2020			December 31, 2021			December 31, 2022			December 31, 2023
Expected Term	2 years	2 years	3 years	2 years	2 years	3 years	2 years	2 years	3 years	2 years	2 years	3 years
Risk-Free Rate	0.10%	0.10%	0.18%	0.72%	0.72%	0.97%	4.47%	4.47%	4.28%	4.40%	4.40%	4.15%
Dividend Yield	3.46%	3.46%	3.46%	3.20%	3.20%	3.20%	4.83%	4.83%	4.83%	5.86%	5.86%	5.86%
Volatility	44.89%	44.89%	41.35%	40.83%	40.83%	36.70%	29.29%	29.29%	37.68%	32.19%	32.19%	31.73%

(c)     The table below includes the Monte Carlo assumptions used to determine the change in the fair value of awards that vested during each applicable fiscal year end in the table above from the prior fiscal year end. Fair value on the vesting date is based on the closing stock price on the measurement.

	2017 Award	2018 Award	2019 Award	2018 Award	2019 Award	2020 Award	2019 Award	2020 Award	2021 Award	2020 Award	2021 Award	2022 Award
	Tranche 3	Tranche 2	Tranche 1	Tranche 3	Tranche 2	Tranche 1	Tranche 3	Tranche 2	Tranche 1	Tranche 3	Tranche 2	Tranche 1
	Valuation assumptions based on prior fiscal year end
	December 31, 2019			December 31, 2020			December 31, 2021			December 31, 2022
Expected Term	1 year	1 year	1 year	1 year	1 year	1 year	1 year	1 year	1 year	1 year	1 year	1 year
Risk-Free Rate	1.70%	1.70%	1.70%	0.09%	0.09%	0.09%	0.37%	0.37%	0.37%	4.75%	4.75%	4.75%
Dividend Yield	2.61%	2.61%	2.61%	3.46%	3.46%	3.46%	3.20%	3.20%	3.20%	4.83%	4.83%	4.83%
Volatility	16.01%	16.01%	16.01%	53.87%	53.87%	53.87%	29.30%	29.30%	29.30%	29.15%	29.15%	29.15%

(2)Represents the cumulative TSR (the “Peer Group TSR”) of the S&P 600 Real Estate Index.
(3)Although we use numerous financial and non-financial performance measures for the purpose of evaluating company performance for our executive compensation program, we have determined that FFO and FFO/share are the financial performance measures that in our assessment, represent the most important financial performance measures (that is not otherwise required to be disclosed in the table) used to link company performance and executive compensation for the most recently completed fiscal year. FFO, a non-GAAP measure, is therefore our Company Selected Measures. We calculate FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. (A reconciliation of net income to FFO is included on page 61 of our Annual Report on Form 10-K for the year ended December 31, 2023.)
(4)While FFO and FFO/ share are our Company Selected Measures, as described in footnote (3) above, we have elected to present NOI as a supplemental measure in the table above, as NOI is also an important financial performance measure used by our Compensation Committee to link company performance and executive compensation for the most recently completed fiscal year. NOI is a non-GAAP measure. We define NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expenses, property marketing costs, real estate taxes and insurance). NOI excludes general and administrative expenses, interest expense, depreciation and amortization, acquisition-related expense, other non-property income and losses, gains and losses from property dispositions, extraordinary items, tenant improvements and leasing commissions. (A reconciliation of NOI to net income is included on page 60 of our Annual Report on Form 10-K for the year ended December 31, 2023.

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2023:

Important Financial Performance Measures
Funds from Operations
Funds from Operations per Share
Net Operating Income

For additional details regarding our most important financial performance measures, please see the sections titled “Executive Summary for 2023” and “Elements of Executive Officer Compensation” in our Compensation Discussion and Analysis (CD&A) elsewhere in this Proxy Statement.

Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, (iv) our FFO and FFO/share, which are our Company Selected Measures and (v) our NOI in each case, for the fiscal years ended December 31, 2020, 2021, 2022 and 2023.

The following graph compares the compensation actually paid to our PEO, the average of the compensation actually paid to our remaining NEOs with the TSR performance of our company stock and the TSR performance of our company stock with the TSR performance of the S&P 600 Real Estate Index. TSR amounts in the graph assume that $100 was invested beginning on December 31, 2019 and that all distributions or dividends were reinvested on a quarterly basis.

The following graph compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs with net income.

The following graph compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs with FFO.

The following graph compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs with FFO/share.

The following graph compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs with NOI.

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which units are exchangeable as of March 28, 2024 for (i) each person who is the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers and (iii) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 28, 2024 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, the address of each named person is c/o American Assets Trust, Inc., 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121.

Name of Beneficial Owner	Number of Shares and Units Beneficially Owned	Percentage of All Shares (1)	Percentage of All Shares and Units (2)
AAI (3)	7,376,603	11.18%	9.57%
Ernest Rady Trust U/D/T March 10, 1983 (4)	26,329,577	34.77%	34.16%
Ernest S. Rady (5)	27,618,628	36.47%	35.83%
Robert F. Barton (6)	287,031	*	*
Adam Wyll (7)	206,079	*	*
Jerry Gammieri (8)	92,573	*	*
Nina Tran (9)	5,401	*	*
Thomas S. Olinger (10)	21,547	*	*
Dr. Robert S. Sullivan (11)	19,759	*	*
Joy L. Schaefer (12)	8,564	*	*
The Vanguard Group (13)	7,351,522	12.07%	9.54%
BlackRock, Inc. (14)	11,846,631	19.45%	15.37%
State Street Corporation (15)	3,151,988	5.18%	4.09%
All directors and executive officers as a group (8 persons)	28,259,582	37.32%	36.66%
____________
*     Less than 1.00%.
(1)Based on current shares of our common stock outstanding (60,894,491 as of March 28, 2024). In addition, amounts for individuals assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors, director nominees and named executive officers as a group assume all common units held by them are exchanged for shares of our common stock in each case, regardless of when such common units are currently exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.
(2)Assumes a total of 60,894,491 shares of our common stock and 16,181,537 common units, where units may be redeemed for cash or, at our option, exchanged for shares of our common stock.
(3)Includes 2,267,022 shares of our common stock and 5,107,577 common units held by AAI, which is controlled by Ernest Rady Trust U/D/T March 10, 1983 or the Rady Trust, and 2,004 common units held by ICW Group Holdings, Inc. (formerly Western Insurance Holdings, Inc.), which is controlled by AAI. AAI. disclaims beneficial ownership of such shares and common units, except to the extent of its pecuniary interest therein.

(4)Includes (a) 7,757,229 shares of our common stock and 9,720,409 common units held by the Rady Trust; (b) 2,267,022 shares of our common stock and 5,107,577 common units held by AAI, which is controlled by the Rady Trust; (c) 2,004 common units held by ICW Group Holdings, Inc., which is controlled by AAI.; (d) 1,275,336 shares of our common stock held by Insurance Company of the West, which is controlled by the Rady Trust; and (e) 200,000 shares of our common stock held by Explorer Insurance Company, which is controlled by the Rady Trust. The Rady Trust disclaims beneficial ownership of such shares and common units, except to the extent of its pecuniary interest therein.
(5)Includes (a) 7,757,229 shares of our common stock and 9,720,409 common units held by the Rady Trust; (b) 100,459 shares of our common stock held by the Evelyn Shirley Rady Trust U/D/T March 10, 1983, for which Mr. Rady is the trustee; (c) 2,267,022 shares of our common stock and 5,107,577 common units held by AAI, which is directly controlled by Mr. Rady; (d) 1,275,336 shares of our common stock held by Insurance Company of the West, which is directly controlled by Mr. Rady; (e) 200,000 shares of our common stock held by Explorer Insurance Company, which is directly controlled by Mr. Rady; (f) 2,004 common units held by ICW Group Holdings, Inc., which is directly controlled by Mr. Rady; (g) 1,009,021 shares of our common stock held by the Rady Foundation, for which Mr. Rady is the trustee; (h) 66,680 shares of our common stock held by Ernest Rady IRA; and (i) 112,891 shares of restricted common stock granted to Mr. Rady pursuant to our Amended Equity Plan. Mr. Rady disclaims beneficial ownership of such shares and common units, except to the extent of his pecuniary interest therein.
(6)Includes (a) 153,618 shares of our common stock held by the Robert and Katherine Barton Living Trust, for which Mr. Barton is a trustee and beneficiary, and as such is the beneficial owner of the shares held by such trust and (b) 133,413 shares of restricted stock granted to Mr. Barton pursuant to our Amended Equity Plan.
(7)Includes (a) 75,833 shares of our common stock and (b) 130,246 shares of restricted stock granted to Mr. Wyll pursuant to our Amended Equity Plan;
(8)Includes (a) 40,793 shares of our common stock and (b) 51,780 shares of restricted stock granted to Mr. Gammieri pursuant to our Amended Equity Plan.
(9)Includes (a) 2,587 shares of restricted stock granted pursuant to our Amended Equity Plan to Ms. Tran as a non-employee director and (b) 2,814 shares of our common stock.
(10)Includes (a) 2,587 shares of restricted stock granted pursuant to our Amended Equity Plan to Mr. Olinger as a non-employee director and (b) 18,960 shares of our common stock.
(11)Includes (a) 2,587 shares of restricted stock granted pursuant to our Amended Equity Plan to Dr. Sullivan as a non-employee director and (b) 17,172 shares of our common stock.
(12)Includes (a) 2,587 shares of restricted stock granted pursuant to our Amended Equity Plan to Ms. Schaefer as a non-employee director and (b) 5,977 shares of our common stock.
(13)The Vanguard Group, Inc., in its capacity as investment adviser, may be deemed to beneficially own 7,351,522 shares of our common stock, which are held of record by subsidiaries and clients of The Vanguard Group. The address of the Vanguard Group, Inc. is 100 Vanguard Blvd., Malver, PA 19355. The foregoing information is based on The Vanguard Group, Inc.'s Schedule 13G/A filed with the SEC on February 13, 2024.
(14)BlackRock, Inc. ("BlackRock"), a parent holding company, may be deemed to beneficially own 11,846,631 shares of our common stock, which are held of record by the following subsidiaries of BlackRock: (a) BlackRock (Netherlands) B.V., (b) BlackRock Advisors LLC, (c) BlackRock Asset Management Canada Limited, (d) BlackRock Asset Management Ireland Limited (e) BlackRock Investment Management (UK) Limited, (f) BlackRock Asset Management Schweiz AG, (g) BlackRock Financial Management, Inc., (h) BlackRock Fund Advisors (i) BlackRock Fund Managers Ltd, (j) BlackRock Institutional Trust Company, N.A., (k) BlackRock (Luxembourg) S.A., (l) BlackRock Investment Management (Australia) Limited, (m) BlackRock Japan Co., Ltd., (n) BlackRock Investment Management, LLC, and (o) Aperio Group, LLC. The address of BlackRock is 50 Hudson Yards, New York, NY 10001. The foregoing information is based on BlackRock's Schedule 13G/A filed with the SEC on January 19, 2024.
(15)State Street Corporation ("State Street"), a parent holding company, may be deemed to beneficially own 3,151,988 shares of our common stock, which are held of record by the following subsidiaries of State Street: (a) SSGA Funds Management, Inc., (b) State Street Global Advisors Europe Limited, (c) State Street Global Advisors Limited, (d) State Street Global Advisors, Australia, Limited and (e) State Street Global Advisors (Japan) Co., Ltd. The address of State Street is 1 Congress Street, Suite 1, Boston, MA 02114-2016. The foregoing information is based on State Street's Schedule 13G filed with the SEC on January 30, 2024.

RELATED-PARTY AND
OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, holders of more than 5% of our outstanding common stock or any member of their immediate family had or will have a direct or indirect material interest.

Partnership Agreement

In connection with the completion of our initial public offering and certain formation transactions in which we engaged in connection with our initial public offering, or the Formation Transactions, we entered into an amended and restated partnership agreement with the various persons receiving common units in the Formation Transactions, including Mr. Rady, his affiliates and certain other of our executive officers. As a result, these persons became limited partners of our operating partnership.

Pursuant to the partnership agreement, limited partners of our operating partnership and some assignees of limited partners have the right to require our operating partnership to redeem part or all of their common units for cash equal to the then-current market value of an equal number of shares of our common stock (determined in accordance with and subject to adjustment under the partnership agreement), or, at our election, to exchange their common units for shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter.

In addition, we may not, without prior limited partner approval, directly or indirectly transfer all or any portion of our interest in the operating partnership before the later of the death of Mr. Rady and the death of his wife, in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets, a reclassification, recapitalization or change in any outstanding shares of our stock or other outstanding equity interests or an issuance of shares of our stock, in any case that requires approval by our common stockholders.

Registration Rights

We entered into a registration rights agreement with the various persons who received shares of our common stock and/or common units in the Formation Transactions, including Mr. Rady, his affiliates, immediate family members and related trusts and certain of our executive officers. Pursuant to the registration rights agreement, we filed registration statements on Form S-3 covering the resale of the shares of our common stock issued in the Formation Transactions and the resale of the shares of our common stock issued or issuable, at our option, in exchange for common units issued in the Formation Transactions.

In addition, in connection with our filing a registration statement with respect to an underwritten offering for our own account, any of Mr. Rady and his affiliates, immediate family members and related trusts will have the right, subject to certain limitations, to register such number of shares of our common stock issued to him or her pursuant to the Formation Transactions as each such person requests.

Under certain circumstances, we are also required to undertake an underwritten offering upon the written request of holders of at least 10% in the aggregate of the securities originally issued in the Formation Transactions, provided the securities to be registered in such offering shall (i) have a market value of at least $25 million or (ii) shall represent all of the remaining securities acquired in the Formation Transactions by Mr. Rady and his affiliates, immediate family members and related trusts and such securities shall have a market value of at least $10 million, and provided further that we are not obligated to effect more than three such underwritten offerings. We agreed to pay all of the expenses relating to the securities registrations described above.

AAI Aviation, Inc.

We utilize aircraft services provided by AAI Aviation, Inc., or AAIA, an entity owned by AAI. AAI. is directly controlled by Mr. Rady. For the year ended December 31, 2023, we incurred approximately $0.2 million of expenses related to aircraft services of AAIA or reimbursement to Mr. Rady (or his trust) for use of the aircraft owned by AAIA. These expenses are recorded as general and administrative expenses in our consolidated statements of comprehensive income.

Lease Agreement and Transition Services Agreement with American Assets, Inc.

During 2023, AAI, which was founded by Mr. Rady and is controlled by him, was a tenant at our Torrey Point property. Pursuant to such lease agreement with AAI, we received approximately $0.3 million in rent from AAI in 2023. Also, Ensight, Inc, or Ensight (formerly EDisability, LLC), an entity in which Mr. Rady is a board member and a majority shareholder, is a tenant at our Torrey Reserve Campus. Pursuant to a lease agreement with Ensight, we received approximately $0.1 million in rent from Ensight in 2023.

Additionally, our operating partnership has entered into a transition services agreement with AAI pursuant to which it and AAI have each agreed to provide the other with such services as the other shall reasonably request. Any party receiving services under this agreement shall reimburse the party providing such services for the fully loaded cost of providing such services and for any other actual and reasonable out of pocket expenses incurred in connection with providing such services. Either party may terminate this agreement upon 30-days' written notice.

Equity Incentive Award Plan

In connection with the Formation Transactions, we adopted a cash and equity-based incentive award plan for our directors, officers, employees and consultants. The material terms of such award plan are described above under “Compensation Discussion and Analysis — Elements of Executive Officer Compensation.”

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We have operated under our Code of Business Conduct and Ethics policy since our initial public offering in January 2011. As part of our Code of Business Conduct and Ethics, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits.
We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's-length dealings with an unrelated third party and the extent of the related party's interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is (i) a transaction, arrangement or relationship, including any indebtedness or guarantee of indebtedness, (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant, and in which any Related Party (as defined below) had, has or will have a direct or indirect interest or (ii) any amendment or modification to such a transaction, arrangement or relationship, regardless of whether such transaction, arrangement or relationship has previously been approved in accordance with our policy. For purposes of this policy, a “Related Party” is:
•any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;
•any person who is (or was) the beneficial owner of more than 5% of any class of our voting securities when the Related Party Transaction in question is (or was) expected to occur or exist;
•any immediate family member of any of the foregoing persons and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and
•any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or serves in a similar position or in which such person has a 5% or greater beneficial ownership interest.

INCORPORATION BY REFERENCE

The Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single Notice of Internet Availability or Annual Report and Proxy Statement to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Notice of Internet Availability or Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household our Notice of Internet Availability or Annual Report and Proxy Statement for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account that receives an Annual Report and Proxy Statement at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Notice of Internet Availability or Annual Report and Proxy Statement, as requested, to any stockholder at the same address. If you wish to receive a separate copy of the Notice of Internet Availability or Annual Report and Proxy Statement, or future Notices of Internet Availability, annual reports and proxy statements, then you may contact our Investor Relations Department by: (i) mail at American Assets Trust, Inc., Attention: Investor Relations, Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121, (ii) telephone at (858) 350-2600, or (iii) e-mail at info@americanassets.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Notice of Internet Availability or Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

STOCKHOLDER PROPOSALS
2024 Annual Meeting Proposals
Our Bylaws provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our Bylaws. We did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our Bylaws and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this Proxy Statement and any procedural matters relating to these proposals.
2025 Annual Meeting Proposals
Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2025 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our General Counsel at the address set forth on the first page of this Proxy Statement no later than December 6, 2024. Any proposal should be addressed to our General Counsel and may be included in next year's proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
In addition, our Bylaws currently require that we be given advance written notice of nominations for election to our Board and other matters that stockholders wish to present for action at an Annual Meeting of our Stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). Our Secretary must receive such notice at the address set forth in the Introduction not later than December 6, 2024 and no earlier than November 6, 2024 for matters to be presented at the 2025 Annual Meeting of our Stockholders. However, in the event that the 2025 Annual Meeting of our Stockholders is held before May 4, 2025 or after July 3, 2025, for notice by the stockholder to be timely it must be received not earlier than 150 days prior to the date of the 2025 Annual Meeting of our Stockholders and not later than 5:00 p.m., Eastern time, on the later of (i) 120 days prior to the date of the 2025 Annual Meeting of our Stockholders, as originally convened, and (ii) the tenth day following the day on which public disclosure of the date of such meeting was first made by the Company.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the SEC’s universal proxy rules, stockholders who wish to solicit proxies in support of director nominees other than our proposed nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 4, 2025.

ANNUAL REPORT
We sent a Notice of Internet Availability and provided access to our Annual Report over the Internet to stockholders of record on or about April 5, 2024. The Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material.

If any person who was a beneficial owner of our common stock on the record date for the Annual Meeting desires additional information, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a request identifying the person so requesting a report as a stockholder of American Assets Trust, Inc. at such date. Requests should be directed by (i) mail at American Assets Trust, Inc., Attention: Investor Relations, Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121, (ii) telephone at (858) 350-2600, or (iii) e-mail at info@americanassets.com. In addition, on the Financial Reporting page of the Investors section of our website at www.americanassetstrust.com, you can obtain, free of charge, a copy of our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

OTHER MATTERS

Our Board knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are encouraged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the Internet or by telephone or by delivering to us or your broker a signed and dated proxy card.
By Order of the Board,

Adam Wyll
President, Chief Operating Officer and Secretary

San Diego, California
April 5, 2024

ANNUAL MEETING OF STOCKHOLDERS OF
AMERICAN ASSETS TRUST, INC.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be Held on June 3, 2024

The Notice of Annual Meeting, Proxy Statement, 2023 Annual Report and other SEC filings are available at the Investors page on our website at www.americanassetstrust.com.

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

1. Election of Directors

**Nominees**

01) Ernest S. Rady 02) Dr. Robert S. Sullivan 03) Thomas S. Olinger 04) Joy L. Schaefer 05) Nina A. Tran

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

**The Board of Directors recommends you vote 1 YEAR on the following proposal:**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

0000625964_1 R1.0.0.6

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

**AMERICAN ASSETS TRUST, INC.**
**Annual Meeting of Stockholders**
**June 3, 2024 8:00 AM PACIFIC TIME**
**This proxy is solicited by the Board of Directors**

The stockholder hereby appoints Adam Wyll and Robert F. Barton, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERICAN ASSETS TRUST, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, PDT on June 3, 2024, at Torrey Point, 3420 Carmel Mountain Rd., Suite 100, San Diego, CA 92121, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

0000625964_2 R1.0.0.6

**Continued and to be signed on reverse side**